Exhibit 2.1

Final Version

JAS-DAY INVESTMENTS LTD.

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BREWSTER TRAVEL CANADA INC.

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2192449 ALBERTA LTD.

SHARE PURCHASE AGREEMENT

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is executed as of the 27th day of May, 2019 (“Execution Date”)

B E T W E E N

JAS-DAY INVESTMENTS LTD.

(the “Vendor”)

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BREWSTER TRAVEL CANADA INC.

(“Purchaser Holdco”)

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2192449 ALBERTA LTD.

(“Purchaser Subco”)

RECITALS

A. Immediately prior to the Closing Time, the Vendor will be the registered and beneficial owner of the Shares.

B. Immediately prior to the Closing Time, the Vendor will be the sole shareholder of 2187582 Alberta Ltd. (the “Corporation”) and the Corporation will be the sole shareholder of 2187587 Alberta Ltd. (“JV Subco”).

C. Immediately prior to the Closing Time, Purchaser Subco will be a wholly owned subsidiary of Purchaser Holdco.

D. In connection with the foregoing, the Purchaser is willing to purchase and the Vendor is willing to sell the Shares on and subject to the terms and conditions contained in this Agreement.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each Party, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. In this Agreement (including the recitals hereto), unless the context requires otherwise, the following terms have the meanings ascribed to them below and the grammatical variations of such terms shall have corresponding meanings:

“Adjustment Date” means the third Business Day after the Closing Date Working Capital is finally determined in accordance with Section 2.4 or 2.5, as the case may be.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “Control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “Controlled” shall have a similar meaning.

“Agreement” means this Share Purchase Agreement and all the Exhibits and the Schedules attached hereto.

“Alternative Transaction” has the meaning set out in Section 7.7.

“Amalgamation” means the proposed amalgamation of Purchaser Subco and the Corporation, if it occurs.

“Amalgamation Agreement” has the meaning set out in Section 4.2(r).

“Annual Financial Statements” means the annual audited financial statements of the Business for the three (3) fiscal years ending on October 31 immediately preceding the date of this Agreement, true and complete copies of which are attached as Schedule 3.1(10).

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (a) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement having the force of law; and (b) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded on a reasonable basis by such Governmental Authority as requiring compliance as if it had the force of law (collectively in the foregoing clauses (a) and (b), “Law”), in each case relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Books and Records” means the Financial Records and all other books, records, files and papers of the Business including drawings, engineering information, manuals and Data, sales and advertising materials, sales and purchase correspondence, trade association files, lists of present and former customers and suppliers, marketing lists and marketing consent records, personnel, employment and other records, and the minute and share certificate books of the Corporation and JV Subco and all records, Data and information stored electronically, digitally or on computer-related media.

“Business” means the business carried on by the Vendor and its subsidiaries and their respective predecessors, which involves owning and operating seven full-service hotels, staff accommodations, and related food and beverage operations, in Jasper National Park, Alberta including, for greater certainty, the Sawridge Jasper Hotel.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Edmonton, Alberta or in the City of Phoenix, Arizona.

“Canadian Dollars” means the lawful currency of Canada.

“Cash Consideration” has the meaning set out in Section 2.2.

“CASL” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, S.C. 2010, c. 23.

“CEM” means a commercial electronic message, as such term is defined by CASL.

“Claim Notice” has the meaning set out in Section 6.5.

“Closing” means the completion of the purchase and sale of the Shares in accordance with the provisions of this Agreement.

“Closing Date” means the date on which the Closing will occur, provided that all Regulatory Approvals and Consents have been obtained (or waived by the Purchaser in its sole discretion), or such earlier or later date as may be agreed to in writing by the Parties.

“Closing Date Balance Sheet” means the balance sheet of JV Subco as at 12:01 a.m. on the Closing Date, prepared in accordance with generally accepted accounting principles, consistently applied with those principles used in the preparation of the Financial Statements, as finally determined in accordance with the provisions of Section 2.4 or 2.5, as the case may be, and for clarity the Closing Date Balance Sheet shall take into account any Tax liability of the Corporation as at the Closing (including the Corporation Tax Liability) as if it were the liability of JV Subco.

“Closing Date Working Capital” means the amount, whether positive or negative, equal to the total of JV Subco’s current assets less the total of its current liabilities plus the aggregate amount of any Tax liabilities of the Corporation as at the Closing, which liabilities for greater certainty shall include the Corporation Tax Liability, as shown on the Closing Date Balance Sheet and, for these purposes, (i) “current assets” shall include Inventories, prepaid insurance premiums and costs, and other pre-paid expenses (but specifically excluding any renovation costs) and shall exclude accounts receivable; and (ii) “current liabilities” shall include advance deposits and gift cards, and shall exclude accounts payable, accrued vacation pay amounts, accrued Taxes (other than the Corporation Tax Liability and Tax liabilities of the Corporation) so classified on the Closing Date Balance Sheet.

“Closing Time” means the time of Closing on the Closing Date provided for in Section 4.1.

“Confidential Information” means, in relation to the Corporation, JV Subco or a Party (the “Discloser”):

(a)

all information, in whatever form communicated or maintained, whether orally, in writing, electronically, in computer readable form or otherwise, that the Discloser discloses to, or that is gathered by inspection by a Party (the “Recipient”) or any of the Recipient’s Representatives in the course of the Recipient’s review of the transactions contemplated by this Agreement, whether provided before or after the date of this Agreement, including information that contains or otherwise reflects information concerning the Discloser or its businesses, affairs, financial condition, assets, liabilities, operations, prospects or activities, and specifically includes financial information, budgets, business plans, ways of doing business, business results, prospects, customer lists, forecasts, engineering reports, environmental reports, evaluations, legal opinions, names of venture partners and contractual parties, and any information provided to the Discloser by third parties under circumstances in which the Discloser has an obligation to protect the confidentiality of such information;

(b)

all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any Confidential Information regardless of the identity of the Person preparing the same (“Notes”);

(c)	the existence and terms of this Agreement;

(d)	the fact that information has been disclosed or made available to the Recipient or the Recipient’s Representatives; and

(e)

the fact that discussions or negotiations are or may be taking place with respect to a possible transaction, the proposed terms of any such transaction and the status of any discussions or negotiations under this Agreement;

but does not include any information that:

(f)

is at the time of disclosure to the Recipient or thereafter becomes generally available to the public, other than as a result of a disclosure by the Recipient or any of the Recipient’s Representatives in breach of this Agreement;

(g)

is or was received by the Recipient on a non-confidential basis from a source other than the Discloser or its Representatives if such source is not known to the Recipient to be prohibited from disclosing the information to the Recipient by a confidentiality agreement with, or a contractual, fiduciary or other legal confidentiality obligation to, the Discloser; or

(h)

was known by the Recipient prior to disclosure in connection with the transactions contemplated by this Agreement and was not subject to any contractual, fiduciary or other legal confidentiality obligation on the part of the Recipient.

“Connaught Adjustment” means $1,634,951.

“Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person (other than the Vendor, the Corporation and JV Subco) which is provided for or required: (a) in respect of or pursuant to the terms of any Contract; or (b) under any Applicable Law, in either case in connection with the sale of the Shares to the Purchaser on the terms contemplated in this Agreement, to permit JV Subco to carry on the Business after Closing or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement, but does not include a Regulatory Approval.

“Consideration Shares” has the meaning set out in Section 2.6(b).

“Contracts” means all pending and executory contracts, agreements, leases, understandings and arrangements (whether oral or written) to which the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, is a party or by which the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, or any of their respective properties or assets or the Business is bound or under which the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, has rights or obligations, including Premises Leases, Personal Property Leases and Permitted Liens.

“Control” has the meaning set out in the definition of “Affiliate”.

“Copyright” means all rights, titles, interests and benefits in and to (a) all copyright and neighbouring rights in the Works, (b) all registrations for copyright and neighbouring rights, pending applications for registrations of copyright and neighbouring rights, and rights to file applications for registrations of copyright and neighbouring rights for the Works, and (c) all sui generis rights in the Databases.

“Corporation” has the meaning set out in the recitals.

“Corporation Tax Liability” means Taxes incurred by the Corporation resulting from or in connection with the sale by the Corporation to JV Subco of the Business and certain units of the Partnership, or otherwise in connection with the Reorganization, currently estimated to be $6,466,500 (but which may ultimately be a different amount).

“Damages” means, whether or not involving a Third Party Claim, any loss, cost, liability, claim, interest, fine, penalty, assessment, Taxes, damages available at law or in equity, expense (including consultant’s and expert’s fees and expenses and reasonable costs, fees and expenses of legal counsel on a full indemnity basis, without reduction for tariff rates or similar reductions and reasonable costs, fees and expenses of investigation, defence or settlement) or diminution in value; provided that for the purposes this Agreement “Damages” includes incidental, consequential, special, aggravated, exemplary or punitive damages arising from a Third Party Claim, but excludes incidental, consequential, special, aggravated, exemplary or punitive damages arising from a Direct Claim.

“Data” means any information or data collected or received by, processed by, or output from the Software (including reports, analytics, and alerts), and any other information or data related to the Business, including information and data contained in any Databases.

“Databases” has the meaning set out in the definition of “Works”.

“Designs” means all industrial designs, used by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, in the Business, including (a) all features of shape, configuration, pattern or ornament and combinations thereof in articles, and (b) all derivatives, modifications and improvements of the foregoing.

“Direct Claim” has the meaning set out in Section 6.5.

“Discloser” has the meaning set out in the definition of “Confidential Information”.

“Domain Names” means all registered domain names used by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date in the Business, including those registered on behalf of the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, or JV Subco as at the Closing Date in the name of an agent or proxy.

“Effective Date” means the day immediately preceding the Closing Date at 10:00 a.m. (Mountain Time).

“Employee” means an individual who is employed by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, whether on a full-time or part-time basis.

“Employee Plans” has the meaning set out in Section 3.1(29)(a).

“Environmental Law” means Applicable Law in respect of the protection of the natural environment or any species or organisms that make use of it, public or occupational health or safety, or the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

“Environmental Permit” means any Licence issued or required pursuant to any Environmental Law.

“Estimated Closing Date Working Capital” has the meaning set out in Section 2.3.

“Estimated Purchase Price” means (a) $120,000,000 (b) minus the amount, if any, by which the Estimated Closing Date Working Capital is less than the Target Working Capital, or (c) plus the amount, if any, by which the Estimated Closing Date Working Capital is greater than the Target Working Capital, and (d) plus the Connaught Adjustment.

“Execution Date” has the meaning set forth on the first page of this Agreement.

“Final Compulsory Payment Amount” has the meaning set out in Section 6.12(6)(b).

“Final Compulsory Payment Indemnification Event” means a Final Determination having been made regarding a liability requiring payment under Applicable Law or any Order.

“Final Determination” means a determination made by a Governmental Authority (including pursuant to a settlement) where all rights to object to or appeal from the determination (including any right to obtain relief under a competent authority or similar process) have been exhausted or have expired.

“Financial Records” means all books of account and other financial Data and information of the Vendor, the Corporation and JV Subco, and includes all such records, Data and information stored electronically, digitally or on computer-related media.

“Financial Statements” means, collectively, the Annual Financial Statements and the Interim Financial Statements.

“Governmental Authority” means:

(i)	any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(j)

any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(k)	any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(l)	any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“GST/HST” means all goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada).

“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes any contaminant, waste, or substance or material defined, prohibited, regulated or reportable pursuant to any Environmental Law.

“ICA” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.).

“Improvements” means all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situate on, in, under, over or forming part of, any real property.

“Indebtedness” of any Person means, without duplication:

(m)	all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(n)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(o)	all obligations of such Person upon which interest charges are customarily paid;

(p)	all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(q)	all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(r)

all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(s)	all guarantees by such Person of Indebtedness of others;

(t)	all capital lease obligations of such Person;

(u)

all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee (other than letters of credit and letters of guarantee issued in support of current accounts payable incurred in the ordinary course of business);

(v)	all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(w)	all obligations under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance or other similar agreement or combination thereof;

(x)

all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than for other equity securities) any equity securities of such Person, valued, in the case of redeemable equity securities, at the greater of voluntary or involuntary redemption price, plus accrued and unpaid dividends; and

(y)	any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Indebtedness of the types referred to above.

“Indemnified Party” means a Person whom the Vendor or the Purchaser, as the case may be, is required to indemnify under Article 6.

“Indemnified Taxes” has the meaning set out in Section 6.3.

“Indemnifying Party” means, in relation to an Indemnified Party, the Party that is required to indemnify such Indemnified Party under Article 6.

“Independent Accountant” has the meaning set out in Section 2.5.

“Insurance Policies” has the meaning set out in Section 3.1(33)(a).

“Intellectual Property” means all intellectual property and industrial property used by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco as at the Closing Date in the Business, throughout the world, whether or not registrable, patentable or otherwise formally protectable, and whether or not registered, patented, otherwise formally protected or the subject of a pending application for registration, patent or any other formal protection, including all rights, titles, interests, and benefits in and to (a) trade-marks, service marks, trade dress, corporate, partnership and business names, fictitious names and other trade names, (b) inventions, patent rights, arts, and processes, (c) Works, Copyrights, neighbouring rights, moral rights, Software and Databases, (d) Designs and industrial Designs, (e) Know-How, trade secrets, proprietary information, formulae, recipes, systems, methods and techniques and related documentation, customer and supplier information, and market and survey information, (f) telephone numbers, Domain Names and social media identities, and all derivatives, modifications and improvements of the foregoing.

“Interim Financial Statements” means the unaudited financial statements of the Business for the four (4) month period ended March 31, 2019, true and complete copies of which are attached as Schedule 3.1(10).

“Interim Period” means the period from the date of this Agreement to the Closing Time.

“Inventories” means all inventories of stock-in-trade and merchandise including materials, supplies, work-in-progress, finished goods, tooling, service parts and purchased finished goods owned by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date (including those in possession of suppliers, customers and other third parties).

“IT Systems” means all computer hardware, devices, peripheral equipment, Software and firmware, Data and Databases, technology infrastructure and other information technology systems and services that are used by or accessible to the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date to operate the Business and to receive, store, process or transmit Data.

“ITA” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supplement).

“JV Subco” has the meaning set out in the recitals.

“Know-How” means all know-how, trade secrets, proprietary information, confidential information and information of a sensitive nature used by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, in the Business that have value to the Business or relate to business opportunities for the Business, in whatever form communicated, maintained or stored, including (a) all formulae, recipes, algorithms, business methods, technical processes, specifications, manuals, drawings, prototypes, models, corporate plans, management systems and techniques, (b) all information relating to the research, development, marketing, sales or post-sales activities of any past, present or future goods or services, including journals, notebooks, design documentation, engineering documentation, costing information, advertising plans, pricing information, customer names, customer lists and other details of customers, supplier names, supplier lists and other details of suppliers, sales targets, sales statistics, market share information, market research and survey information.

“Lands” means all real property that the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, or JV Subco, as at the Closing Date, owns, leases or in which it otherwise has an interest, including the Owned Lands and the Leased Premises, together with all easements, rights-of-way and interests appurtenant to them.

“Law” has the meaning set out in the definition of “Applicable Law”.

“Leased Premises” means all real property that is leased, subleased, licensed or otherwise occupied or used by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, including all Improvements thereon, therein or thereunder.

“Leases” means Personal Property Leases and Premises Leases.

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, complaint, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review.

“Letter of Undertaking” means the letter of undertaking dated May 25, 2019 addressed to Parks Canada Agency from JV Subco.

“Licence” means any licence, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date by any Governmental Authority.

“Licensed-In Intellectual Property” means all Intellectual Property (a) which is not Owned Intellectual Property, and (b) in which the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, has a right, interest, benefit, licence or permission to access, use, practice or otherwise enjoy or exploit, including pursuant to a Contract, covenant not to sue, custom or practice, Order or Applicable Law.

“Licensed-Out Intellectual Property” means all Owned Intellectual Property which the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date permits or licences another Person, other than the Corporation or JV Subco, to access, use, practice or otherwise enjoy or exploit, including pursuant to a Contract, covenant not to sue, custom or practice, Order or Applicable Law.

“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

“Limitations Act” has the meaning set out in Section 6.8(1).

“Loan Agreement” means the loan agreement to be entered into between the Vendor and Purchaser Holdco in connection with the Reorganization pursuant to which Purchaser Holdco will loan $50,585,000 to the Vendor.

“Management Services Agreement” has the meaning set out in Section 4.2(h).

“Material Adverse Change” means a change in the Business or in the operations, affairs, prospects or condition (financial or otherwise) of the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, including any such change arising as a result of any change in Applicable Law, the amendment or revocation of any Licence or as a result of fire, explosion, accident, casualty, labour problem, flood, drought, riot, storm, terrorist act, pandemic, disease, influenza, virus, act of God or otherwise, except for changes occurring in the Ordinary Course of Business which, either individually or in the aggregate, have not materially adversely affected and will not materially adversely affect the Business or the operations, affairs, prospects or condition (financial or otherwise) of the Vendor, the Corporation or JV Subco.

“Material Contract” means a Contract which involves or may reasonably be expected to involve the payment to or by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date of more than $20,000 over the term of that Contract, a Contract or commitment relating to borrowed money, a Contract with an unexpired term of more than one year, a Contract containing a non-competition or non-solicitation covenant or other provision that restricts the freedom of the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date to carry on the Business in any way or is otherwise material to the operation of the Business.

“Multi-Employer Plan” means an Employee Plan that applies to or permits participation by employers that are not Affiliates of the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and JV Subco, as at the Closing Date, including any “multi-employer plan” as that term is defined in the Employment Pension Plans Act (Alberta) or an equivalent plan under pension standards legislation of another applicable Canadian jurisdiction and any “multi-employer plan” as that term is defined in subsection 8500(1) of the Income Tax Regulations (Canada).

“Non-Competition Agreement” means the non-competition agreement to be delivered by the Vendor under Section 4.2(j).

“Non-Competition Covenant” has the meaning set out in Section 7.12(d).

“Notes” has the meaning set out in paragraph (b) of the definition of “Confidential Information”.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Ordinary Course of Business” when used in relation to the taking of any action by the Vendor, the Corporation or by JV Subco, as the case may be, means that the action:

(z)

is consistent in nature, scope and magnitude with the past practices of the Business, the Vendor, the Corporation and JV Subco and is taken in the ordinary course of normal day-to-day operations of the Business, the Vendor, the Corporation and JV Subco;

(aa)

is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as the Business, the Vendor, the Corporation and JV Subco; and

(bb)	does not require the authorization of the shareholders of the Vendor, Corporation and of JV Subco or any other separate or special authorization of any nature.

“Owned Intellectual Property” means all Intellectual Property in which the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, owns title.

“Owned Lands” means the Lands owned by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date.

“Owned Real Property” means the Owned Lands and the Improvements thereon.

“Partnership” means the Sawridge MPL Jasper Limited Partnership.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

“Pension Plans” has the meaning set out in Section 3.1(29)(d).

“Permitted Liens” means:

(cc)	Liens for Taxes and utilities that in each case are not yet due or are not in arrears;

(dd)

construction, mechanics’, carriers’, workers’, repairers’, storers’ or other similar Liens (inchoate or otherwise) if individually or in the aggregate: (i) they are not material; (ii) they arose or were incurred in the Ordinary Course of Business; (iii) they have not been filed, recorded or registered in accordance with Applicable Law; (iv) notice of them has not been given to the Vendor, the Corporation or to JV Subco; and (v) the debt secured by them is not in arrears;

(ee)

minor title defects or irregularities, minor unregistered easements or rights of way, and other minor unregistered restrictions affecting the use of Real Property if such title defects, irregularities or restrictions are complied with and do not, in the aggregate, materially adversely affect: (i) the operation of the Business or the continued use of the Real Property to which they relate after the Closing on substantially the same basis as the Business is currently being operated and such Real Property is currently being used; or (ii) the marketability of such Real Property;

(ff)

easements, covenants, rights of way and other restrictions if registered provided that they are complied with and do not, in the aggregate, materially adversely affect: (i) the operation of the Business or the continued use of the Real Property to which they relate after the Closing on substantially the same basis as the Business is currently being operated and such Real Property is currently being used; or (ii) the marketability of such Real Property;

(gg)

registered agreements with municipalities or public utilities if they: (i) have been complied with or adequate security has been furnished to secure compliance; and (ii) do not, in the aggregate, materially adversely affect (A) the operation of the Business or the continued use of the Real Property to which they relate after the Closing on substantially the same basis as the Business is currently being operated and such Real Property is currently being used, or (B) the marketability of such Real Property; and

(hh)	the Liens listed in Schedule 1.1.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Personal Information” means information about an identifiable individual and includes any information that constitutes personal information within the meaning of one or more Privacy Laws.

“Personal Property” means all machinery, equipment, furniture, motor vehicles and other chattels owned or leased by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date (including those in possession of suppliers, customers and other third parties).

“Personal Property Lease” means a chattel lease, equipment lease, conditional sales contract and other similar agreement to which the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, is a party or under which it has rights to use Personal Property.

“Pre-Closing Tax Period” means a taxation year or other fiscal period that ends on or before the Closing Time.

“Preliminary Compulsory Payment Amount” has the meaning set out in Section 6.12(6)(a).

“Premises Lease” means a lease, an agreement to lease, a sublease, a licence agreement and an occupancy or other agreement under which the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, has the right, or has granted another Person the right, to use or occupy any Leased Premises, other than hotel room rentals to customers of the Business in the Ordinary Course of Business.

“Prime Rate” means the prime rate of interest per annum quoted by BMO Harris Bank from time to time as its reference rate of interest for Canadian Dollar demand loans made to its commercial customers in Canada and which BMO Harris Bank refers to as its “prime rate”, as such rate may be changed from time to time.

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada) and the Personal Information Protection Act (Alberta).

“Private Issuer” means a Person: (a) that is not a “reporting issuer” within the meaning of the Securities Act (Alberta) as of the date of this Agreement or an “investment fund” within the meaning of National Instrument 45-106 as of the date of this Agreement; (b) the securities (other than non-convertible debt securities) of which: (i) are subject to restrictions on transfer contained in that Person’s constating documents or security holders’ agreements; and (ii) are beneficially owned by not more than 50 holders (not including Employees and former Employees of the Vendor, the Corporation or JV Subco or any Affiliate of the Vendor, the Corporation or JV Subco), provided that each holder is counted as one beneficial owner unless the holder is created or used solely to purchase or hold securities of that Person in which case each beneficial owner or each beneficiary of the holder, as the case may be, must be counted as a separate beneficial owner; and (c) that (i) has distributed, within the meaning of Applicable Law, securities only to Persons described in section 2.4(2) of National Instrument 45-106, or (ii) has completed a transaction and immediately following the completion of the transaction, its securities were beneficially owned by Persons described in section 2.4(2) of National Instrument 45-106 and since the completion of the transaction has distributed its securities only to Persons described in section 2.4(2) of National Instrument 45-106.

“Property Documents” means all documents in the possession or control of the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, relating to the Real Property, or any part thereof, including, the following:

(ii)	the municipal address of each Real Property and the legal description of each Owned Real Property in registrable form;

(jj)	copies of any current realty tax assessment notices and tax bills relating to each Owned Real Property;

(kk)

for each Owned Real Property, a plan of survey prepared by and under the seal of an accredited land surveyor dated as currently as reasonably possible before the date of this Agreement showing the location of the Improvements, setting out the boundaries and dimensions of such Real Property, the front, rear and side yard dimensions as set back, entrances and exits from such Real Property, any encroachments over such Real Property, the locations of any easements, rights of way or other rights or restrictions which affect such Real Property and the location of underground parking facilities, including ramps and driveways providing access, if applicable, together with the surveyor’s certificate of acreage of such Real Property;

(ll)	all plans, specifications and drawings for the Owned Real Property;

(mm)	copies of all agreements with, and permits and licences from, Governmental Authorities or owners of adjoining lands relating to the Real Property;

(nn)	copies of the Premises Leases;

(oo)	a list of all major or extraordinary repairs made by the Vendor or the Corporation within the last five (5) years or of which the Vendor or the Corporation is aware with respect to the Real Property;

(pp)	copies of any Contracts relating to the Real Property;

(qq)

all documents pertaining to the environmental status of the Real Property, including all permits, test reports or certificates of approval in respect of the storage or release of any Hazardous Substance on, above or below the surface of the Lands;

(rr)

copies of all warranties, guarantees or contractual obligations that entitle the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date to any rights against a contractor or supplier engaged in the construction or maintenance of the Real Property or any part of the Real Property; and

(ss)

a list of the Personal Property, together with a list of any equipment, used in connection with the Real Property that is the subject of a lease or subject to a conditional sale or other similar agreement.

“Purchase Price” has the meaning set out in Section 2.2.

“Purchaser” means Purchaser Holdco or, if Purchaser Holdco makes a designation under Section 7.14, Purchaser Subco, as the case may be.

“Purchaser Holdco” has the meaning set forth on the first page of this Agreement.

“Purchaser Subco” has the meaning set forth on the first page of this Agreement.

“Purchaser’s Counsel” means Blake, Cassels & Graydon LLP.

“Purchaser’s Indemnified Parties” means Purchaser Holdco, Purchaser Subco, their respective Affiliates, the Corporation (from and after Closing) and their respective Representatives.

“Real Property” means the Owned Real Property and the Leased Premises.

“Receivables” means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

“Recipient” has the meaning set out in paragraph (a) of the definition of “Confidential Information”.

“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit, waiver or acknowledgement that may be required from any Person pursuant to Applicable Law or under the terms of any Licence or the conditions of any Order (a) in connection with the transactions contemplated by this Agreement, (b) to permit JV Subco to carry on the Business after Closing, or (c) which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

“Release” includes an actual discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage, migration or disposal of a Hazardous Substance, including without limitation the movement of Hazardous Substances through air, soil, subsoil, ground or surface water.

“Reorganization” means those transactions and steps, whether occurring before, concurrently with or after the Closing Date, set out in Exhibit A, including the transfer of the Business and related assets from the Vendor to the Corporation and from the Corporation to JV Subco, and the Amalgamation.

“Representative” when used with respect to a Person means each director, officer, employee, consultant, financial adviser, legal counsel, accountant and other agent, adviser or representative of that Person.

“Sawridge Closing” means the closing of the transactions contemplated in the Share and Unit Purchase Agreement.

“Share and Unit Purchase Agreement” means that purchase agreement of even date between Jas-Day Jasper GP Holding Corp., the Corporation, The Sawridge Hotels Limited Partnership and Purchaser Holdco.

“Shares” means 100 Class A Common Shares in the capital of the Corporation, which will represent all of the issued and outstanding shares in the capital of the Corporation immediately before the Closing Time.

“Software” means any software, computer programs and applications (including mobile apps), whether in source code, executable (object) code, script, or otherwise, in each case as used in the Business.

“Standard Amenities” has the meaning set out in Section 3.1(12).

“Statutory Plans” means statutory benefit plans which the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and JV Subco as at the Closing Date is required to participate in or comply with, including the Canada Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

“Straddle Period” means a taxation year or fiscal period that includes, but does not begin or end on, the Closing Date.

“Stub Period Returns” has the meaning set out in Section 7.10(a).

“Target Working Capital” means $127,324.

“Tax Matters” has the meaning set out in Section 7.11.

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, information returns, and statements in respect of Taxes that are filed or required to be filed with any applicable Governmental Authority, including all amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form.

“Taxes” means, with respect to any Person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, GST/HST, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Authority and any instalments in respect thereof, together with any tax indemnity obligation, interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not, and “Tax” means any one of such Taxes.

“Third Party” has the meaning set out in Section 6.12(4).

“Third Party Claim” has the meaning set out in Section 6.5.

“Threatened”, when used in relation to a Legal Proceeding or other matter, means that a written demand or statement has been made or a written notice has been given that a Legal Proceeding or other matter is to be asserted, commenced, taken or otherwise pursued in the future or that an event has occurred or circumstances exist that would lead a reasonable Person to conclude that a Legal Proceeding or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Trade-Marks” means all trade-marks used by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, in the Business, including (a) all service marks, official marks, certification marks and collective marks, (b) all trade dress, and (c) all corporate names, partnership names, business names, fictitious names and other trade names.

“Transaction Personal Information” means any Personal Information in the possession, custody or control of the Vendor or the Corporation at or before the Closing Time, including Personal Information about Employees, suppliers, customers, directors, officers or shareholders of the Vendor or Corporation that is disclosed to the Purchaser or any Representative of the Purchaser.

“Transition Services Agreement” has the meaning set forth in Section 4.2(i).

“Unanimous Shareholder Agreement” means the Unanimous Shareholder Agreement, substantially in the form of Exhibit B, to be entered into by the Vendor, Purchaser Holdco, Purchaser Subco, the Corporation and JV Subco in connection with Closing.

“Vendor” has the meaning set out in the preamble hereto.

“Vendor’s Counsel” means Bennett Jones LLP.

“Vendor’s Fundamental Representations” has the meaning set out in Section 6.6(1)(a).

“Vendor’s Indemnified Parties” means the Vendor, the Vendor’s Affiliates and their respective Representatives.

“Vendor Loan” means the loan in the amount of $51,593,901 provided by Purchaser Holdco to the Vendor pursuant to the Loan Agreement.

“Vendor Loan Note” means the promissory note issued by the Vendor to Purchaser Holdco pursuant to the Loan Agreement.

“Works” means all works and subject matter used by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, in the Business in which Copyright, neighbouring rights or moral rights subsist, including (a) all Software, (b) all databases and database layouts (the “Databases”), (c) all documents and other works relating to the Software or the Databases, (d) all other literary, artistic, pictorial, graphic, musical, dramatic and audio-visual works, (e) all performer’s performances, sound recordings and other neighbouring works, (f) all compilations of the foregoing, and (g) all derivatives, enhancements and modifications of the foregoing.

1.2 Accounting Principles. Whenever in this Agreement reference is made to generally accepted accounting principles, or to GAAP, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Chartered Professional Accountants of Canada, or any successor entity thereto, applicable as at the date on which such principles are to be applied or on which any calculation or determination is required to be made in accordance with generally accepted accounting principles.

1.3 Actions on Non-Business Days. If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

1.4 Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement: (a) all dollar amounts referred to in this Agreement are stated in Canadian Dollars; (b) any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, by cash, by certified cheque or by any other method that provides immediately available funds; and (c) except in the case of any payment due on the Closing Date, any payment due on a particular day must be received by and be available to the payee not later than 2:00 p.m. on the due date at the payee’s address for notice under Section 9.3 or such other place as the payee may have specified in writing to the payor in respect of a particular payment and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.5 Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

1.6 Calculation of Time. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Calgary time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Calgary time on the next succeeding Business Day.

1.7 Knowledge. Where any representation, warranty or other statement in this Agreement is expressed to be made by the Vendor to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Vendor or of which the Vendor is aware, it shall mean such knowledge as is actually known to, or which would have or should have reasonably come to the attention of John Day, Frankie Kim or Mike Wetmore, after prudent and diligent inquiry into the matters relevant to such statement.

1.8 Tender. Except as otherwise provided in Section 2.6(a), any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by official bank draft drawn upon a Canadian chartered bank, by negotiable cheque payable in Canadian funds and certified by a Canadian bank listed in Schedule 1 to the Bank Act (Canada), by wire transfer of immediately available funds in accordance with wire instructions given by the payee Party, or by another method that provides for immediately available funds as agreed between the Parties.

1.9 Additional Rules of Interpretation. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa. The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer. Unless the context requires otherwise, references in this Agreement to Articles, Sections, Schedules or Exhibits are to Articles or Sections of this Agreement, and Schedules or Exhibits to this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement or any amendments hereto.

1.10 Schedules and Exhibits. The following are the Schedules and Exhibits attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

EXHIBITS

A	Reorganization
B	Unanimous Shareholder Agreement
C	Share Transfer Form
D	Vendor’s Bring-Down Certificate
E	Vendor’s Corporate Certificate
F	Corporation’s Corporate Certificate
G	JV Subco’s Corporate Certificate
H	Management Services Agreement
I	Transition Services Agreement
J	Non-Competition Agreement
K	Vendor’s Release
L	Loan Agreement
M	Purchaser’s Bring-Down Certificate
N	Purchaser’s Corporate Certificate

SCHEDULES

1.1	Permitted Liens
3.1(5)	Authorized Capital and Other Information Concerning the Corporation
3.1(7)	Jurisdictions where Corporation Licensed or Qualified
3.1(10)	Financial Statements
3.1(12)	Asset Locations and Brief Description
3.1(13)	Real Property
3.1(14)	Leased Premises
3.1(15)	Personal Property

3.1(16)	Personal Property Leases
3.1(17)	Contracts
3.1(20)(a)	Owned Intellectual Property
3.1(20)(b)	Unregistered Trademarks
3.1(20)(d)	Restrictions on Transfer of Intellectual Property
3.1(20)(e)	Restrictions on the Use of Licensed Intellectual Property
3.1(20)(g)	Enforcement of Licensed Intellectual Property
3.1(20)(i)	Know-How
3.1(21)	Licences
3.1(22)	Certain Liabilities
3.1(23)	Bank Accounts and Safety Deposit Boxes
3.1(24)	Regulatory Approvals
3.1(26)	Legal Proceedings
3.1(27)	Environmental Matters
3.1(28)	Employees and Collective Agreements
3.1(29)	Employee Plans
3.1(30)	Customers and Suppliers
3.1(31)	Transactions with Affiliates
3.1(33)	Insurance Policies and Claims
3.1(34)(d)	Tax Reassessments
3.1(35)	Privacy Laws
3.1(37)	Anti-Spam Laws

Unless the context otherwise requires, words and expressions defined in this Agreement will have the same meanings in the Schedules and the interpretation provisions set out in this Agreement apply to the Schedules. Unless the context otherwise requires, or a contrary intention appears, references in the Schedules to a designated Article, Section, or other subdivision refer to the Article, Section, or other subdivision, respectively, of this Agreement. Unless otherwise indicated, no reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is material. The information contained in the Schedules is intended only to qualify and limit the representations, warranties and covenants of the Vendor contained in this Agreement. The numbering of the Schedules corresponds with the numbering of Sections of this Agreement.

ARTICLE 2

PURCHASE OF SHARES

2.1 Purchase and Sale. At the Closing Time, on and subject to the terms and conditions of this Agreement, the Vendor shall sell to the Purchaser, and the Purchaser shall purchase from the Vendor, the Shares.

2.2 Amount of Purchase Price. The aggregate price payable by the Purchaser to the Vendor for the Shares (the “Purchase Price”) shall be the Estimated Purchase Price (i) minus the amount, if any, by which the Closing Date Working Capital is less than the Estimated Closing Date Working Capital, or (ii) plus the amount, if any, by which, the Closing Date Working Capital is greater than the Estimated Closing Date Working Capital, payable as provided in Section 2.6.

2.3 Estimated Closing Date Working Capital. Within 10 days prior to the Closing Date, and in any event no less than three Business Days prior to the Closing Date, the Vendor, acting reasonably, shall provide to the Purchaser a written estimate of the Closing Date Working Capital (“Estimated Closing Date Working Capital”), such estimate to be based on an internally prepared balance sheet of the Corporation prepared as of a date not more than 30 days prior to the Closing Date and calculated as nearly as possible in the manner in which the Closing Date Working Capital is to be determined pursuant to the provisions of Section 2.4.

2.4 Preparation of Closing Date Balance Sheet.

(1) Draft Closing Date Balance Sheet. Promptly after the Closing Time, the Vendor shall prepare, at the Vendor’s expense, a draft of the Closing Date Balance Sheet and a draft calculation of Closing Date Working Capital, which shall be delivered to the Purchaser no later than the 60th day following the Closing Date.

(2) Access to Records, etc. During the period from the date of delivery of the draft Closing Date Balance Sheet until the date no later than 10 days after delivery of the draft Closing Date Balance Sheet, the Vendor shall give the Purchaser and its Representatives such assistance and access to the Books and Records as the Purchaser and its Representatives may reasonably request in order to enable them to reasonably assess the draft Closing Date Balance Sheet and the draft calculation of Closing Date Working Capital. The Purchaser’s Representatives shall be entitled to be present at inventory counts and other procedures used in the preparation of the draft Closing Date Balance Sheet and shall be provided promptly with copies of all working papers created by the Vendor and its Representatives in connection with such preparation.

(3) Deemed Acceptance. If the Purchaser does not give a notice of objection in accordance with Section 2.5, the Purchaser shall be deemed to have accepted the draft Closing Date Balance Sheet and draft calculation of the Closing Date Working Capital prepared by the Vendor which shall be final and binding on the Parties and the draft calculation of Closing Date Working Capital shall constitute the Closing Date Working Capital for purposes of this Agreement immediately following the expiry date for the giving of such notice of objection.

2.5 Dispute Settlement. If the Purchaser objects to any matter in the draft Closing Date Balance Sheet or the draft calculation of Closing Date Working Capital prepared pursuant to Section 2.4, the Purchaser shall give notice to the Vendor no later than 10 days after delivery of the draft Closing Date Balance Sheet. Any notice given by the Purchaser shall set forth in detail the particulars of such objection. The Parties shall then use reasonable efforts to resolve such objection for a period of 30 days following the giving of such notice. If the matter is not resolved by the end of such 30 day period, then the dispute with respect to such objection shall be submitted by the Parties to an accounting partner associated with an accounting firm of recognized national standing in Canada, which is independent of the Parties (the “Independent Accountant”). If the Parties are unable to agree on the Independent Accountant within a further 10 day period, either Party may apply under the Arbitration Act (Alberta) to have a court appoint the Independent Accountant. The Independent Accountant shall, as promptly as practicable (but in any event within 45 days following its appointment), make a determination of the Closing Date Working Capital, based solely on written submissions of the Parties given by them to the Independent Accountant. The submissions of each Party shall be disclosed to the other Party and each other Party shall be afforded a reasonable opportunity to respond thereto. The decision of the Independent Accountant as to the Closing Date Working Capital shall be final and binding upon the Parties and shall constitute the Closing Date Working Capital for the purposes of this Agreement. The Purchaser and the Vendor shall each pay one-half of the fees and expenses of the Independent Accountant with respect to the resolution of the dispute.

2.6 Payment of Estimated Purchase Price. The Estimated Purchase Price shall be satisfied by the Purchaser at the Closing Time as follows:

(a)	As to the Connaught Adjustment, by the Purchaser paying to the Vendor by certified cheque, bank draft or other means of immediately available funds the sum of $1,634,951;

(b)	As to an amount equal to $48,000,000, by Purchaser Subco issuing 40 Class B common shares in the capital of Purchaser Subco (the “Consideration Shares”) to the Vendor;

(c)

As to an amount equal to $50,585,000, being the principal amount of the Vendor Loan, by the Purchaser’s obligation to pay the Vendor such amount being set off against the Vendor’s obligation to repay the Vendor Loan, whereupon both such obligations shall have been settled in full and extinguished and the Vendor Loan Note shall be cancelled; and

(d)

As to the balance, by the Purchaser paying to the Vendor by certified cheque, bank draft or other means of immediately available funds an amount equal to the Estimated Purchase Price less the amounts described in Sections 2.6(a) to 2.6(c).

2.7 Payment on Adjustment Date. On the Adjustment Date (a) the Purchaser shall pay to the Vendor the amount, if any, by which the Purchase Price exceeds the Estimated Purchase Price or (b) the Vendor shall pay to the Purchaser the amount, if any, by which the Estimated Purchase Price exceeds the Purchase Price together with interest thereon at the Prime Rate from the Closing Date to the Adjustment Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Vendor. As a material inducement to the Purchaser entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendor set out in this Section 3.1, the Vendor represents and warrants to the Purchaser as follows:

(1) Incorporation and Corporate Power of Vendor. The Vendor is a corporation incorporated, organized and subsisting under the Laws of the jurisdiction of its incorporation. The Vendor has sent to the appropriate Person all annual returns and financial statements required to be sent under the Laws of the jurisdiction of its incorporation. The Vendor has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments. The Vendor has the corporate power, authority and capacity to own and dispose of the Shares to the Purchaser. No act or proceeding has been taken or authorized by or against the Vendor by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of the Vendor or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Vendor and no such proceedings have been Threatened by any other Person.

(2) Authorization by Vendor. The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated hereby and thereby (including the Reorganization) have been duly authorized by all necessary corporate action on the part of the Vendor and its shareholders.

(3) Enforceability of Vendor’s Obligations. This Agreement constitutes the valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms. The Vendor is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not become an insolvent person as a result of the Closing. There is no Legal Proceeding in progress, pending, or, to the knowledge of the Vendor, Threatened against or affecting the Vendor or affecting the title of the Vendor to any of the Shares at law or in equity. There are no grounds on which any such Legal Proceeding might be commenced and there is no Order outstanding against or affecting the Vendor which, in any such case, affects adversely or might affect adversely the ability of the Vendor to enter into this Agreement or to perform its obligations hereunder.

(4) Ownership of Shares. The Vendor is the registered and beneficial holder of the Shares with good and marketable title thereto, free and clear of all Liens. No Person other than the Purchaser has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase or other acquisition from the Vendor of any of the Shares. There are no restrictions of any kind on the transfer of the Shares except those set out in the articles of incorporation of the Corporation. The Shares have been validly issued in compliance with Applicable Law and are fully paid and non-assessable.

(5) Organization of the Corporation and JV Subco. The information set out in Schedule 3.1(5) concerning the name and jurisdiction of incorporation, the authorized, issued and outstanding shares and the directors and officers of each of the Corporation and JV Subco is true and complete. Each of the Corporation and JV Subco is incorporated, organized and subsisting under the Laws of its jurisdiction of incorporation. Except as set out in Schedule 3.1(5), none of the Vendor, the Corporation or JV Subco has ever conducted the Business under any name other than its current corporate name. There are no shareholders’ agreements governing the affairs of the Corporation or JV Subco or the relationship, rights and duties of their respective shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of either the Corporation or JV Subco. There are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any shares or other securities of either the Corporation or JV Subco including, without limitation, any securities convertible into or exchangeable or exercisable for shares or other securities of either the Corporation or JV Subco. Except as set out in Schedule 3.1(5) and except for the equity interest held by the Corporation in JV Subco, neither the Corporation nor JV Subco has a direct or indirect equity interest in any other Person.

(6) Private Issuer. Each of the Corporation and JV Subco is a Private Issuer.

(7) Qualification to do Business. Each of the Corporation and JV Subco is registered, licensed or otherwise qualified to do business under the Laws of the jurisdictions specified in Schedule 3.1(7) and neither the character nor the location of the properties and assets owned by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, nor the nature of the Business requires registration, licensing or other qualification under the Laws of any other jurisdiction. Each of the Vendor, the Corporation and JV Subco has all necessary corporate power, authority, and capacity to carry on the Business and to own or lease and operate its property and assets as now carried on and owned or leased and operated.

(8) Corporate Records. The minute books, share certificate book, register of shareholders, register of transfers and register of directors and officers of each of the Vendor, the Corporation and JV Subco have been maintained in accordance with Applicable Law and are complete and accurate in all material respects.

(9) Bankruptcy, Insolvency and Reorganization. None of the Vendor, the Corporation or JV Subco is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has the Vendor, the Corporation or JV Subco made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. None of the Vendor, the Corporation or JV Subco has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Vendor, the Corporation or JV Subco or any of their respective property or assets and no execution or distress has been levied upon any of their respective property or assets. No act or proceeding has been taken or authorized by or against the Vendor, the Corporation or JV Subco with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Vendor, the Corporation or JV Subco nor have any such proceedings been authorized by any other Person.

(10) Financial Statements. The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods to which they relate, subject, in the case of the Interim Financial Statements, to usual year-end adjustments and the exclusion of footnotes. The balance sheets contained in the Financial Statements fairly present the financial position of the Business as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present the revenues, earnings and results of operations for the periods indicated. The Financial Statements are accurate and complete in all material respects and are based upon and are consistent with the Books and Records.

(11) Books and Records. The Vendor has made available to the Purchaser all Books and Records. All material financial transactions relating to the Business have been accurately recorded in the Financial Records in accordance with sound business and financial practice and the Financial Records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Business as of and to the date hereof. All Books and Records are in the full possession and exclusive control of, and are owned exclusively by, the Corporation and are not dependent upon any computerized or other system, program or device that is not exclusively owned and controlled by the Corporation.

(12) Title to and Sufficiency of Assets. As at the Execution Date, the Vendor has good and marketable legal and beneficial title to all of its property and assets, free and clear of any and all Liens, except for Permitted Liens. As at the Effective Date, the Corporation will have good and marketable legal and beneficial title to all of its property and assets, free and clear of any and all Liens, except for Permitted Liens. As at the Closing Date, JV Subco will have good and marketable legal and beneficial title to all of its property and assets, free and clear of any and all Liens, except for Permitted Liens. The property and assets owned and leased by the Vendor, as at the Execution Date, by the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, constitute all of the property and assets used or held for use in connection with the Business and are sufficient to permit the continued operation of the Business in substantially the same manner as conducted as of the date hereof and during the year ended on the date of the most recent Annual Financial Statements. Schedule 3.1(12) sets out a complete and accurate list of all material assets of the Vendor as at the Execution Date, the Corporation as at the Effective Date, and JV Subco as at the Closing Date, and all locations where the property and assets of the Vendor, the Corporation and JV Subco, as applicable, are situated, including a brief description of each property and each of the assets situated at each location. Schedule 3.1(12) sets forth the list of standard amenities at each property (including the standard amenities available in each room and banquet facility) (the “Standard Amenities”). Except as set forth on Schedule 3.1(12), each guest room is appointed with the Standard Amenities (as applicable to guest rooms), which amenities are in good operating condition and repair, ordinary wear and tear excepted. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Vendor, the Corporation or JV Subco of the Business or any part thereof or of any of the property or assets of the Vendor, the Corporation or JV Subco, other than the purchase of Inventories in the Ordinary Course of Business.

(13) Real Property.

(a)

Schedule 3.1(13) sets out the municipal address for all of the Real Property and a registrable legal description of all of the Owned Lands. As at the Effective Date, the Corporation will have good and marketable title (in leasehold) to the Real Property free and clear of all Liens except Permitted Liens. As at the Closing Date, JV Subco will have good and marketable title (in leasehold) to the Real Property free and clear of all Liens except Permitted Liens. The information set out in Schedule 3.1(13) is true and complete.

(b)

The Real Property and the current use of it comply with Applicable Law in all material respects. No notice of violation of any Applicable Law or of any covenant, restriction or easement affecting the Real Property or any part of it or with respect to the use or occupancy of the Real Property or any part of it has been given by any Governmental Authority having jurisdiction over the Real Property or by any other Person entitled to enforce the same.

(c)

There are no existing or proposed, contemplated or Threatened expropriation proceedings that would result in the taking of all or any part of the Real Property or that would adversely affect the current use of the Real Property or any part of it.

(d)

The Improvements on the Owned Lands are located wholly within the boundaries of the Owned Lands and do not encroach upon any registered or unregistered easement or right-of-way affecting the Owned Lands, except as disclosed in Schedule 3.1(13). There is no encroachment onto the Owned Lands by buildings or Improvements from any adjoining lands.

(e)

The Improvements on the Owned Lands have been constructed in a good and workmanlike manner and in compliance with Applicable Law. The Improvements on the Owned Lands are in good operating condition and repair, and are suitable and adequate for the purposes for which they have been designed. All amounts for labour and materials relating to the construction and repair of the Improvements on the Owned Lands have been paid in full and, except for Permitted Liens, no one has a right to file a construction, builders’, mechanics’ or similar lien in respect of the payment of such amounts under any Applicable Law.

(f)

The Improvements on the Owned Lands have not been insulated with any Hazardous Substance and the Real Property does not contain any Hazardous Substance except, in both cases, in compliance with Environmental Law or as disclosed in Schedule 3.1(13).

(g)

All Taxes with respect to the Real Property that are due have been paid in full, and there are no local improvement charges or special levies outstanding in respect of the Owned Real Property nor has the Vendor, the Corporation or JV Subco received any notice of proposed local improvement charges or special levies.

(h)

All utilities required for the operation of the Business in the Ordinary Course of Business from the Real Property connect into the Real Property through adjoining public highways or, if they pass through adjoining private land, do so in accordance with valid registered easements and are sufficient for the operation of the Real Property for the purposes of the Business. There is nothing owing by the Vendor, the Corporation or JV Subco in respect of the supply to the Real Property or the use by it in respect of the Real Property of water, gas, electrical power or energy, steam or hot water or other utilities (except for current accounts the payment dates of which have not yet passed).

(i)

No part of the Owned Real Property has been designated or is Threatened to be designated or identified pursuant to Applicable Law: (i) as a historical site or building, (ii) for regulation as a headplain by any conservation authority, or (iii) as habitat of an endangered or threatened species. No part of the Owned Real Property is used, nor has it ever been used, as a cemetery.

(j)	The Improvements on the Owned Lands do not contravene any of the height requirements of any of the regulations under the Aeronautics Act (Canada).

(k)

Each parcel of the Real Property has full and free legally enforceable access to and from public highways, which access is sufficient for the purposes of the operation of the Business in the Ordinary Course of Business, and neither the Vendor nor the Corporation has knowledge of any fact or condition that would result in the interruption or termination of such access.

(l)

The Lands are zoned so as to permit their current use. Except as disclosed in Schedule 3.1(13), the Vendor has not received notice and has no other information or knowledge of any work orders, deficiency notices or other similar notices of non-compliance issued by any Governmental Authorities or otherwise with respect to the Real Property that are outstanding requiring or recommending that work or repairs in connection with the Real Property or any part thereof are necessary, desirable or required. Each part of the Real Property has passed all inspections of all Governmental Authorities having jurisdiction over it.

(14) Leased Premises.

(a)

Schedule 3.1(14) lists all the Premises Leases and sets out, in respect of each Premises Lease: (i) the municipal address and applicable unit or premises leased; (ii) the date of the Premises Lease and any amendments to it; (iii) the original parties to the Premises Lease and any amendment; (iv) the area of the space subject to each Premises Lease; (v) the remaining term and any unexpired options to extend or renew; (vi) the current basic rent; the current percentage rent; and the amount of any prepaid rent, deposit and identification of any guarantee or indemnity or security given in respect of the Premises Lease; and (vii) any current or future rent-free or reduced rent occupancy. The information set out in Schedule 3.1(14) is true and complete.

(b)

Each Premises Lease is valid and subsisting, in full force and effect, unamended by oral or written agreement, and the Vendor, as at the Execution Date, the Corporation, as of the Effective Date and JV Subco, as of the Closing Date, is entitled to the full benefit and advantage of each Premises Lease in accordance with its terms. Each Premises Lease is in good standing and there has not been any default by any party under any Premises Lease nor is there any dispute between the Vendor, the Corporation or JV Subco and any landlord under any Premises Lease.

(c)	A full copy of each Premises Lease has been delivered to the Purchaser. There are no arrears of rent or other defaults under any Premises Lease nor are there any disputes between the parties thereto.

(d)

The Vendor, the Corporation or JV Subco have obtained from each mortgagee of each landlord of each property subject to a Premises Lease whose mortgage ranks in priority to that Premises Lease an agreement not to disturb the Vendor’s possession as at the Execution Date, the Corporation’s possession as at the Effective Date or JV Subco’s possession as at the Closing Date, while the Vendor, the Corporation or JV Subco is not in default under the particular Premises Lease. None of the Premises Leases has been assigned by the Vendor, the Corporation or JV Subco in favour of any Person.

(e)	The current uses of each property subject to a Premises Lease comply with Applicable Law.

(15) Personal Property. Schedule 3.1(15) lists each item of Personal Property owned by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, which had a book value in the Financial Records at the date of the most recent Annual Financial Statements, of more than $20,000 or is otherwise material to the Business. No Personal Property owned by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date is in the possession of a third party and none of the Vendor, the Corporation or JV Subco has any assets on consignment. Each item of Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the purpose for which it is being used.

(16) Personal Property Leases. Schedule 3.1(16) lists all the Personal Property Leases and identifies those which cannot be terminated by the Vendor, the Corporation or JV Subco without liability at any time upon less than 30 days’ notice or which involve payment by the Vendor, the Corporation or JV Subco in the future of more than $20,000 over the remaining term of any such Personal Property Lease. Each Personal Property Lease is in full force and effect and has not been amended, and as at the Execution Date, the Vendor is, as at the Effective Date, the Corporation will be, and as at the Closing Date, JV Subco will be, entitled to the full benefit and advantage of each Personal Property Lease in accordance with its terms. Each Personal Property Lease is in good standing and there has not been any default by any party under any Personal Property Lease nor any dispute between the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, or JV Subco, as at the Closing Date, and any other party under any Personal Property Lease.

(17) Contracts. Schedule 3.1(17) lists or identifies all Material Contracts. There are no ongoing contractual negotiations that if they were completed would result in a Material Contract. Except as disclosed in Schedule 3.1(17), none of the Vendor, the Corporation or JV Subco is a party to any Contract with any current or former director, officer or Employee of the Vendor, the Corporation or JV Subco or with any Affiliate of the Vendor, the Corporation or JV Subco. As at the Execution Date, the Vendor, as at the Effective Date, the Corporation, and as at the Closing

Date, JV Subco, is not, nor to the knowledge of the Vendor is any other party to any Material Contract, in default under any Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Material Contract by the Vendor, the Corporation, JV Subco or any other party to such Material Contract. Each Material Contract is in full force and effect, unamended by written or oral agreement, and as at the Execution Date, the Vendor is, as at the Effective Date, the Corporation will be, and as at the Closing Date, JV Subco will be, entitled to the full benefit and advantage of each Material Contract in accordance with its terms. None of the Vendor, the Corporation or JV Subco has received any notice of a default by the Vendor, the Corporation or JV Subco under any Material Contract or of a dispute between the Vendor, the Corporation or JV Subco and any other Person in respect of any Material Contract. Except as disclosed in Schedule 3.1(17), no Consent is required nor is any notice required to be given under any Contract by any party thereto or any other Person in connection with the completion of the transactions contemplated by this Agreement in order to maintain all rights of the Vendor under such Contract as at the Execution Date, the Corporation under such Contract as at the Effective Date, and of JV Subco under such Contract as at the Closing Date. The completion of the transactions contemplated by this Agreement will not afford any party to any of the Leases or other Contracts or any other Person the right to terminate any Lease or other Contract nor will the completion of such transactions result in any additional or more onerous obligation on the Vendor, the Corporation or JV Subco under any Lease or other Contract.

(18) Receivables. All Receivables are recorded in the Financial Records and the Receivables are valid obligations which arose in the Ordinary Course of Business and will be collected in the Ordinary Course of Business, in the aggregate, at their full face value and are not subject to any set-off or counterclaim. None of the Receivables is due from an Affiliate of the Vendor, the Corporation or JV Subco.

(19) Inventories. The Inventories consist of items that are current and of good and merchantable quality and not subject to any write-down or write-off. The portion of the Inventories consisting of finished products is saleable in the Ordinary Course of Business at normal prices. The portion of the Inventories consisting of raw materials and work-in-progress is of a quality useable in the production of finished products. Current Inventory levels are consistent with the level of Inventories that has been maintained in the operation of the Business prior to the date hereof in accordance with the operation of the Business in the Ordinary Course of Business.

(20) Intellectual Property.

(a)

The Vendor has properly and diligently protected the Owned Intellectual Property and the rights, titles, interests and benefits of the Vendor in and to the Owned Intellectual Property. Schedule 3.1(20)(a) lists all Owned Intellectual Property which is the subject of (i) patents, registrations, utility models, inventors’ certificates, registrations and all analogous protection of record in an official intellectual property office operated by a Governmental Authority for the issue, grant and maintenance of Intellectual Property, and (ii) pending applications for patents, utility models, inventors’ certificates and registrations and all analogous protection of record in an official intellectual property office operated by a Governmental Authority for the issue, grant and maintenance of Intellectual Property; together with the particulars of the foregoing items in the case of both (i) and (ii) above, including the applicable jurisdiction, the application or issue date, and the application or issue number thereof. Each such registration and application for registration (i) was timely filed and was or is diligently prosecuted, (ii) is subsisting, in good standing and valid, (iii) has been maintained or renewed as required, (iv) is recorded only in the name of the Vendor in the applicable intellectual property office, and (v) has not expired or been finally rejected, withdrawn, opposed, cancelled, expunged, impeached, revoked, rectified, invalidated or had its term reduced.

(b)	Schedule 3.1(20)(b) lists all Trade-Marks that are not listed in Schedule 3.1(20)(a) and the goods and services in association with which each Trade-Mark is used in each applicable country.

(c)

The Owned Intellectual Property and the Licensed-In Intellectual Property constitute all of the Intellectual Property used and otherwise exploited by the Vendor in the Business. As at the Execution Date, the Vendor has, as at the Effective Date, the Corporation will have, and as at the Closing Date, JV Subco will have, sufficient rights to use and otherwise exploit the Owned Intellectual Property and the Licensed-In Intellectual Property in connection with the operation of the Business, and all of those rights will survive without any additional restriction or other change after consummation of the transactions contemplated by this Agreement.

(d)

Except as disclosed in Schedule 3.1(20)(d), as at the Execution Date, the Vendor has, as at the Effective Date, the Corporation will have, and as at the Closing Date, JV Subco will have, the right to sell, transfer, assign and set over (i) all rights, titles, interests and benefits in and to the Owned Intellectual Property, and (ii) all of the Vendor’s, as at the Execution Date, the Corporation’s, as at the Effective Date, and JV Subco’s, as at the Closing Date, rights, interests and benefits in and to the Licensed-In Intellectual Property.

(e)

Except as disclosed in Schedule 3.1(20)(e) and subject to the rights of Persons in the Licensed-Out Intellectual Property, as at the Execution Date, the Vendor is, as at the Effective Date, the Corporation will be, and as at the Closing Date, JV Subco will be, entitled to the exclusive and uninterrupted access, use, practice, enjoyment and exploitation of the Owned Intellectual Property, without any restriction or obligation to pay any royalty or other fees for all purposes related to the Business, including as necessary to continue the operation of the Business in substantially the same manner as conducted in the year ended on the date of the most recent Annual Financial Statements.

(f)

Schedule 3.1(17) lists or identifies all Contracts relating to (i) the Licensed-In Intellectual Property, and (ii) the Licensed-Out Intellectual Property. The Vendor has exercised the degree of quality control required by Applicable Law and good industry practice in respect of each Trade-Mark comprised within the Licensed-Out Intellectual Property used by another Person.

(g)

Except as disclosed in Schedule 3.1(20)(g), other than in respect of Licensed-In Intellectual Property that is, or relates only to, Software, as at the Execution Date, the Vendor is, as at the Effective Date, the Corporation will be, and as at the Closing Date, JV Subco will be, entitled to the right to enforce the Licensed-In Intellectual Property for all purposes related to the Business. Neither the Vendor nor the Corporation has knowledge of any fact, matter or other circumstance that may result in the termination or restriction of the Vendor’s rights, as at the Execution Date, the Corporation’s rights, as at the Effective Date, or JV Subco’s rights, as at the Closing Date, in the Licensed-In Intellectual Property prior to the termination of the term stated in any applicable Contract, covenant not to sue, Order or provision of Applicable Law.

(h)

Each (i) Employee who is engaged in research, technology or engineering activities, (ii) consultant and independent contractor retained by the Vendor, the Corporation or JV Subco for such activities, and (iii) subconsultant and independent subcontractor retained by such a consultant or independent contractor, has (A) agreed in writing with the Vendor, the Corporation or JV Subco to maintain the confidentiality of the Licensed-In Intellectual Property, in respect of which the Vendor, the Corporation or JV Subco is subject to an obligation of confidentiality, and the Owned Intellectual Property of a confidential nature, including the Know-How, and (B) where such Person is an individual, provided in writing an irrevocable, perpetual waiver in favour of the Vendor, the Corporation, JV Subco and their respective successors and assigns of the moral rights in all Works authored by him or her. Each consultant and independent contractor retained by the Vendor, the Corporation or JV Subco for such activities, and each subconsultant and independent subcontractor retained by such a consultant or independent contractor, has also assigned in writing to the Vendor, the Corporation, JV Subco and their respective successors and assigns all his, her or its rights, titles, interests and benefits in all Intellectual Property invented, authored, created or developed in the activities for which such consultant or independent contractor has been directly or indirectly retained by or for the Vendor, the Corporation or JV Subco.

(i)

Except as disclosed in Schedule 3.1(20)(i), the Know-How is and remains confidential to the Vendor, the Corporation and JV Subco. The Vendor has taken all reasonable security precautions and steps to protect the Know-How from disclosure to, or access, use or modification by, unauthorized Persons. Neither the Vendor nor the Corporation has knowledge of any confidentiality in the Know-How having been breached or any compromise in the security of the Know-How. Except as disclosed in Schedule 3.1(20)(i), the Vendor, the Corporation or JV Subco have obtained written confidentiality and non-disclosure agreements executed by all of their respective suppliers, contractors and customers obliging them to acknowledge and protect the proprietary and confidential nature of the Know-How.

(j)

No intellectual property, industrial property or analogous right of any Person has been, or is, infringed, misappropriated or otherwise violated by the (i) operation of the Business, (ii) the Vendor’s manufacture, advertisement, or sale of goods, (iii) the Vendor’s advertisement or performance of services, or (iv) the Vendor’s access, use, practice, enjoyment or exploitation of the Intellectual Property.

(k)

The Vendor has made all commercially reasonable efforts to enforce the Owned Intellectual Property against all Persons who are or have been, to the knowledge of the Vendor, infringing, misappropriating or otherwise violating the Owned Intellectual Property, except for de minimis activity. Except as disclosed in Schedule 3.1(26), there is no Legal Proceeding, in progress, pending or Threatened, alleging the infringement, misappropriation or other violation of any Owned Intellectual Property anywhere in the world and neither the Vendor nor the Corporation is aware of any fact, matter or circumstance which might result in any such Legal Proceeding which could constitute a bona fide claim for any such infringement, misappropriation or other violation.

(l)

There is no prohibition or restriction by any Governmental Authority on the use of the Intellectual Property, including the Software, in the export from or the import to, any country of products embodying, or protected by, the Intellectual Property.

(21) Licences and Compliance with Applicable Law. Schedule 3.1(21) lists all the Licences and identifies those that by their terms are not transferable. The Licences are the only licences, permits, approvals or evidences of authority of any Governmental Authority required for the operation of the Business and are held by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, free and clear of any and all Liens. As at the Execution Date, the Vendor is conducting (and will cause the Corporation and JV Subco to, at all relevant times during the Interim Period, conduct) the Business in accordance with all terms and conditions of the Licences and in compliance with Applicable Law. All the Licences are valid and are in full force and effect. The Vendor is not (and at no time during the Interim Period will the Corporation or JV Subco be) in violation of any term or provision or requirement of any Licence, and no Person has Threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licence. Except as disclosed in Schedule 3.1(24), no Regulatory Approval is required in connection with the transactions contemplated by this Agreement or in order to maintain any Licence in full force and effect and in good standing after Closing.

(22) Undisclosed Liabilities. Except as set forth in Schedule 3.1(22), none of the Vendor, the Corporation or JV Subco has any liabilities (which includes Indebtedness) or obligations of any nature (whether known or unknown, liquidated or unliquidated, due or to become due and whether absolute, accrued, contingent or otherwise) except for liabilities and obligations disclosed or provided for in the most recent Annual Financial Statements and current liabilities incurred in the Ordinary Course of Business since the date of such Annual Financial Statements. Without limiting the foregoing, none of the Vendor, the Corporation or JV Subco is a party to or bound by any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement with respect to the obligations or liabilities (which includes Indebtedness), contingent or otherwise, of any other Person.

(23) Banking Information. Schedule 3.1(23) sets forth the name and location (including municipal address) of each bank, trust company or other institution in which either the Corporation or JV Subco has an account, money on deposit or a safety deposit box and the name of each Person authorized to draw thereon or to have access thereto and the name of each Person holding a power of attorney from the Corporation or JV Subco and a summary of the terms thereof.

(24) Regulatory Approvals. Except as set forth in Schedule 3.1(24), no Regulatory Approval or filing with, notice to, or waiver from any Governmental Authority is required to be obtained or made by the Vendor or the Corporation: (a) in connection with the execution and delivery of, and performance by the Vendor of its obligations under, this Agreement or the consummation of the transactions contemplated hereby; (b) to avoid the loss of any Licence; or (c) to permit JV Subco to carry on the Business after the Closing as the Business is currently carried on by the Vendor (and carried on by the Corporation or JV Subco, as the case may be, during the Interim Period).

(25) Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Vendor and the completion (with any required Consents and Regulatory Approvals and the giving of any required notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

(a)

a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of the Vendor, the Corporation, JV Subco or of any Contract or Licence;

(b)

an event which, pursuant to the terms of any Contract or Licence, would cause any right or interest of the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, or JV Subco, as at the Closing Date, to come to an end or be amended in any way that is detrimental to the Business or entitle any other Person to terminate or amend any such right or interest or relieve any other Person of its obligations thereunder;

(c)	the creation or imposition of any Lien on any property or asset of the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, or JV Subco, as at the Closing Date; or

(d)	the violation of any Applicable Law.

(26) Legal Proceedings and Orders. Except as set forth and described in Schedule 3.1(26), there is no Legal Proceeding in progress, pending or, to the knowledge of the Vendor, Threatened against or affecting the Business, the Vendor, the Corporation, JV Subco or any of their respective officers or directors in their capacity as such, or any of their respective properties or assets or title thereto, nor is there any factual or legal basis on which any such Legal Proceeding might be commenced. Except as set forth and described in Schedule 3.1(26), there is no Order outstanding against or affecting the Business, the Vendor, the Corporation, JV Subco or any of their respective property or assets. There are no internal investigations or inquiries being conducted by the Vendor, the Corporation, JV Subco or any third party at the request of the Vendor, the Corporation or JV Subco concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(27) Environmental Matters.

(a)

The Business and the property and assets as carried on or used by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, and their respective predecessors have been carried on and used and are currently carried on and used in compliance with all Environmental Laws.

(b)

The Vendor and its predecessors have not used any of its or their property or assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in compliance with all Environmental Laws. No part of the Real Property or other assets of the Vendor contains a Hazardous Substance (i) other than in compliance with Environmental Laws, or (ii) which exceeds an applicable soil, groundwater or other environmental, health or safety criterion or standard published or enacted by a Governmental Authority having jurisdiction over the Real Property or other assets of the Vendor.

(c)

There are no Legal Proceedings in progress, pending or, to the knowledge of the Vendor, Threatened to which the Vendor, the Corporation or the Business is subject (i) investigating or alleging the violation or possible violation of any Environmental Law, (ii) to determine whether any study or remedial action is required to respond to a Release or the presence of a Hazardous Substance on the Lands, or (iii) requiring or alleging responsibility of the Vendor for remediation, clean-up or corrective action of any kind pursuant to any Environmental Law.

(d)

The Environmental Permits listed in Schedule 3.1(27) constitute all Environmental Permits held by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and which will be held by JV Subco, as at the Closing Date, and are the only Environmental Permits required for the operation of the Business or any of the property and assets used in the Business. The Environmental Permits presently held by the Vendor are valid and in full force and effect, and no violations thereof have been experienced, noted or recorded, and no Legal Proceedings are pending or, to the knowledge of the Vendor, Threatened, to revoke or limit any of them.

(e)

The Vendor and its predecessors have maintained all environmental and operating documents and records in the manner and for the time periods required by any Environmental Law and, except as set out in Schedule 3.1(27), have never conducted an environmental audit of the Business or any of the Vendor’s property or assets. For purposes of this paragraph (e), an environmental audit includes any evaluation, assessment, review or study performed at the request of or on behalf of the Vendor, a prospective purchaser of the Business or the Vendor’s property or assets or Governmental Authority, whether formally requisitioned or otherwise prepared.

(f)

There are no pits, lagoons, waste disposal sites, above-ground storage tanks or materials or other assets containing asbestos or polychlorinated biphenyls located on the Real Property, except in compliance with Environmental Laws.

(g)	There are no underground storage tanks located on the Real Property.

(h)

To the knowledge of the Vendor, there are no pending or proposed changes to Environmental Laws which would render illegal or materially restrict the Business or the operations of the Vendor, as at the Execution Date, of the Corporation, as at the Effective Date, or of JV Subco, as at the Closing Date.

(i)

The Vendor and its predecessors have not, by contract or pursuant to Environmental Law, assumed or retained any liability or obligation pertaining to environmental matters as a result of the acquisition or disposition of any assets or real property.

(28) Employment Matters.

(a)

Schedule 3.1(28) lists all the Employees and any other Persons who are receiving remuneration for work or services provided to the Vendor, as at the Execution Date, to the Corporation, as at the Effective Date, and to JV Subco, as at the Closing Date, who are not Employees as of the date of this Agreement and the age, position, status, length of service, location of employment, compensation and benefits of each Employee and the terms on which each other Person who is providing work or services to the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and JV Subco, as at the Closing Date, is engaged. Except as set out in Schedule 3.1(28), no Employee is on long-term disability leave, receiving benefits pursuant to the Workers’ Compensation Act (Alberta) or otherwise an inactive Employee.

(b)

Except as set out in Schedule 3.1(28), none of the Vendor, the Corporation or JV Subco is a party to or bound by any Contract in respect of any Employee or former Employee, which provides such Employee or former Employee with termination or severance entitlements in excess of those required by Applicable Law.

(c)

As at the Execution Date, the Vendor has not, as at the Effective Date, the Corporation will not have and as at the Closing Date JV Subco will not have (i) paid nor will they be required to pay any retention, bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable in the Ordinary Course of Business in accordance with current compensation levels and practices as set out in Schedule 3.1(28)), (ii) forgiven nor will they be required to forgive any Indebtedness of any Person, or (iii) increased nor will they be required to increase any benefits otherwise payable by the Vendor as at the Execution Date, the Corporation, as at the Effective Date, and JV Subco, as at the Closing Date, as a result of the transactions contemplated by this Agreement.

(d)

None of the Employees or other Persons who are receiving remuneration for work or services provided to the Vendor in the year immediately prior to the date hereof has given written notice to the Vendor that he, she or it intends to resign, retire or terminate his, her or its employment or engagement with the Vendor as a result of the transactions contemplated by this Agreement or otherwise.

(e)

To the knowledge of the Vendor, none of the Employees or other Persons who are receiving remuneration for work or services provided to the Vendor is in violation of any non-competition, non-solicitation, non-disclosure or any similar agreement with any third party.

(f)

All of the Persons who are receiving remuneration for work or services provided to the Vendor who are not Employees are treated as independent contractors, are properly characterized as independent contractors and are not likely to be characterized by any Governmental Authority as Employees.

(g)

The Vendor is in compliance with all Applicable Laws respecting employment, employment practices and standards, terms and conditions of employment, wages and hours, occupational health and safety, human rights, accessibility, labour relations, employment equity, pay equity and workers’ compensation.

(h)

None of the Vendor, the Corporation or JV Subco is a party to any application, complaint or other Legal Proceeding under any Applicable Law relating to Employees or former Employees, nor, to the knowledge of the Vendor, is there any factual or legal basis on which any such Legal Proceeding might be commenced.

(i)

Except as set out in Schedule 3.1(28), none of the Vendor, the Corporation or JV Subco is a party to or bound by, either directly or by operation of Applicable Law, any collective agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting Employees or independent contractors of the Business nor is the Vendor, the Corporation or JV Subco subject to any union organization effort.

(j)

There is no strike, labour dispute, work slow down or stoppage pending or Threatened against the Business, the Vendor, the Corporation or JV Subco, nor has there been any such strike, labour dispute, work slow down or stoppage within the last three years. None of the Vendor, the Corporation or JV Subco is currently engaged in any negotiation of collective agreements with unions.

(k)

There is no grievance or arbitration proceeding arising out of or under any collective agreement which is pending or Threatened against the Vendor, the Corporation or JV Subco. The Vendor has not engaged in any unfair labour practice nor is the Vendor aware of any pending or Threatened complaint regarding any alleged unfair labour practice or other Legal Proceeding relating to Employees or former Employees.

(l)

All current assessments under the Workers’ Compensation Act (Alberta) that relate to the Vendor have been paid or accrued, and the Vendor has not been subject to any specialty or penalty assessment under such legislation which has not been paid.

(m)

There are no outstanding inspection orders made under the Occupational Health and Safety Act (Alberta) relating to the Vendor or the Business. The Vendor is operating in compliance with all occupational health and safety laws, including the Workplace Hazardous Materials Information System (WHMIS). There are no pending or Threatened charges against the Vendor under occupational health and safety laws. There have been no fatal or critical accidents which have occurred in the course of the operation of the Business which might lead to charges under the Occupational Health and Safety Act (Alberta). There are no materials present in the Business, exposure to which may result in an occupational disease as defined in the Workers’ Compensation Act (Alberta). The Vendor has complied in all respects with any Orders issued under occupational health and safety laws.

(29) Employee Plans.

(a)

Schedule 3.1(29) sets forth a true, complete, up-to-date and accurate list of all written or oral employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance (whether insured or self-insured) plan, program, agreement or arrangement, and every other written or oral benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and by JV Subco, as at the Closing Date, or any Affiliate of the Vendor, the Corporation or JV Subco for the benefit of its Employees or former Employees and their dependants or beneficiaries at any time in the last five years or as provided by any collective agreement to which the Vendor is a party or by which it is, or was at any time in the last five years, bound or with respect to which the Vendor participates or has any actual or potential liability or obligations, other than Statutory Plans (collectively the “Employee Plans”).

(b)

The Vendor has furnished to the Purchaser true, correct, up-to-date and complete copies of all the Employee Plans (or, where oral, written summaries of the material terms thereof) as amended as of the date hereof together with all related documentation including current and past documents and all amendments thereto, including annuity contracts, trust agreements, participation agreements, insurance policies and contracts, investment management agreements, subscription agreements, funding agreements, actuarial reports, funding and financial information returns and statements, current asset valuations, collective agreements, all professional opinions (whether or not internally prepared) with respect to each Employee Plan, all material internal memoranda concerning the Employee Plans, copies of material correspondence with all Governmental Authorities with respect to each Employee Plan and plan summaries, employee booklets, brochures and personnel manuals. The booklets, brochures, summaries, descriptions and manuals prepared for, and circulated to, the Employees and former Employees and their beneficiaries concerning each Employee Plan, together with all written communications of a general nature provided to such Employees and former Employees and their beneficiaries, accurately describe the benefits provided under each such Employee Plan referred to therein.

(c)

All of the Employee Plans have been established, registered (where required), funded, invested and administered in accordance with, and are in good standing under, all Applicable Laws, the terms of such Employee Plans, all applicable collective agreements and in accordance with all understandings, written or oral, between the Vendor, on the one hand, and the Employees or former Employees, on the other hand. No fact or circumstance exists that could adversely affect the tax-preferred or tax exempt status of any Employee Plan. Except as duly registered under the Employment Pension Plans Act (Alberta) or the pension standards legislation of another applicable Canadian jurisdiction or the ITA, none of the Employee Plans enjoys any special tax status under Applicable Law. No advance tax rulings or interpretations have been sought, issued or received in respect of any Employee Plan.

(d)

Schedule 3.1(29) identifies each Employee Plan that is a “registered pension plan” as that term is defined in subsection 248(1) of the ITA (collectively the “Pension Plans”). Except as disclosed in Schedule 3.1(29), no Pension Plan contains or has ever contained a “defined benefit provision” as that term is defined in subsection 147.1(1) of the ITA.

(e)

No amendments or improvements to any Employee Plan have been promised by the Vendor, the Corporation or JV Subco and no amendments or improvements to any Employee Plan will be made or promised by the Vendor, the Corporation or JV Subco prior to Closing.

(f)

No changes have occurred to the Employee Plans or are expected to occur which would affect the most recent actuarial report for such Employee Plans (regardless of whether or not the actuarial report has been filed with a Governmental Authority) or any of the Financial Statements.

(g)

Except as disclosed in Schedule 3.1(29), none of the Employee Plans provides post-retirement or post-employment benefits to or in respect of the Employees or any former Employees or to or in respect of the beneficiaries of such Employees and former Employees.

(h)

Except as disclosed in Schedule 3.1(29), none of the Employee Plans is a Multi-Employer Plan. No current or former Employee or director of the Vendor is or has at any time been a trustee of a Multi-Employer Plan. With respect to any Multi-Employer Plan, the sole obligation of the Vendor is to make contributions in accordance with the applicable collective agreement providing for participation in the Multi-Employer Plan and the Vendor has no liability with respect to any costs, expenses, benefits or investments associated with the maintenance or administration of any such Multi-Employer Plan including any liability relating to any past or future withdrawals from the Multi-Employer Plan.

(i)

All Data necessary to administer each Employee Plan is in the possession of the Vendor or its agents and is in a form which is sufficient for the proper administration of the Employee Plan in accordance with its terms and all Applicable Laws and such Data is true and correct.

(j)

The Vendor may unilaterally amend, modify, vary, revise, revoke, or terminate, in whole or in part, each Employee Plan and take contribution holidays under or withdraw surplus from each Pension Plan, subject only to approvals required by Applicable Laws.

(k)

Subject to obtaining any required approvals under Applicable Laws, the Vendor, the Corporation or JV Subco may merge any Employee Plan with any other arrangement, plan or fund and may transfer without restriction, the assets from any Employee Plan to any other arrangement, plan or fund. No conditions have been imposed by any Governmental Authority or other Person and no undertakings or commitments have been given to any Employee, union, Governmental Authority or other Person concerning the use or application of assets relating to any Employee Plan or any related funding medium.

(l)

All contributions or premiums required to be made by the Vendor under the terms of each Employee Plan, any collective agreement or by Applicable Laws have been made in a timely fashion in accordance with Applicable Laws and the terms of the Employee Plans and any applicable collective agreement, and as at the Execution Date, the Vendor does not have, as at the Effective Date, the Corporation will not have, and as of the Closing Date, JV Subco will not have, any actual or potential unfunded liabilities (other than liabilities accruing after the Closing Date) with respect to any of the Employee Plans. All liabilities of the Vendor (whether accrued, absolute, contingent or otherwise) related to all Employee Plans have been fully and accurately disclosed in accordance with GAAP in the Financial Statements.

(m)

Each Employee Plan is fully funded or fully insured on a going concern, solvency and wind-up basis pursuant to the actuarial methods and assumptions set out in Schedule 3.1(29) and in accordance with the requirements of Applicable Laws.

(n)

No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending, Threatened or anticipated investigation, examination or other Legal Proceeding, initiated by any Governmental Authority or by any other Person (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other Legal Proceeding or to affect the registration of any Employee Plan required to be registered. Further, should any matter arise which could affect the registration of any Employee Plan, the Vendor, the Corporation or JV Subco (as appropriate at the relevant time during the Interim Period) shall, in a timely fashion, take all steps required to ensure the registration is not affected.

(o)	No event has occurred respecting any Pension Plan which would entitle any Person to cause the wind-up or termination of such Pension Plan in whole or in part.

(p)

There have been no withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto except in accordance with the terms of such Employee Plan, Applicable Laws and all applicable agreements. None of the Vendor, any of its agents or any fiduciary, has been in breach of any contractual or fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

(q)	No insurance policy or other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder.

(r)

The execution of this Agreement and the completion of the transactions contemplated hereby will not (either alone or in conjunction with any additional or subsequent events) constitute an event under any Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment or vesting of benefits, forgiveness of Indebtedness, vesting, distribution, restriction on funds, increase in benefits or obligation to fund benefits with respect to any Employee or former Employee or their beneficiaries.

(s)

There exists no liability in connection with any former benefit plan relating to the Employees or former Employees or their beneficiaries that has terminated, and all procedures for termination of each such former benefit plan have been properly followed in accordance with the terms of such former benefit plans and Applicable Law.

(30) Customers and Suppliers. Schedule 3.1(30) lists the 15 largest customers of, and the 15 largest suppliers to, the Business or the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, and JV Subco, as at the Closing Date (or such additional customers or suppliers of the Vendor which are sufficient to constitute 10 per cent or more of total sales or purchases, as the case may be) for each of the last three 12-month periods ending immediately before the date of this Agreement, and the aggregate amount which each customer was invoiced and each supplier was paid during such period. To the knowledge of the Vendor, no such customer or supplier intends to cease doing business with the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, or JV Subco, as at the Closing Date, or to modify or change in any material manner any existing arrangement with the Vendor, the Corporation or JV Subco for the purchase or supply of any products or services. The relationships of the Vendor with each of the principal suppliers, shippers and customers of the Business are satisfactory, and there are no unresolved disputes with any such supplier, shipper or customer.

(31) Transactions with Affiliates et al. Other than in connection with the Reorganization (as set forth on Exhibit A), neither the Corporation nor JV Subco is liable in respect of Indebtedness or other obligations to or on behalf of any shareholder, officer, director, Employee or Affiliate of the Corporation or JV Subco, or any associates or relatives of any of the foregoing, or any other Person with whom the Corporation or JV Subco does not deal at arm’s length. Except as disclosed in Schedule 3.1(31), there are no intercompany services provided to the Corporation or JV Subco by the Vendor or by any Affiliate of the Vendor. No officer or director of the Vendor owns any interest in any competitor, customer or supplier of the Corporation or JV Subco.

(32) Products and Services. All services presently provided by the Vendor to its customers have been provided in accordance with Applicable Law and the terms of all Contracts relating thereto.

(33) Insurance.

(a)

The Vendor maintains fire (with extended risk and casualty coverage), general liability, business interruption, use and occupancy and other forms of insurance with reputable and sound insurers covering its property and assets and protecting the Business in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties. Schedule 3.1(33) sets forth and describes all insurance policies currently maintained by the Vendor (the “Insurance Policies”), including a brief description of the type of insurance, the name of the insurer, policy number, coverage limits, amount of deductible, expiration date and annual premiums. Each of the Insurance Policies is valid and subsisting and in good standing, there is no default thereunder and the Vendor is, at the Execution Date, the Corporation will be, as at the Effective Date, and JV Subco will be, as at the Closing Date, entitled to all rights and benefits thereunder.

(b)

Schedule 3.1(33) sets forth and describes all pending claims under any of the Insurance Policies (including claims relating to the Business made by the Vendor) and identifies the most recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets, copies of which have been made available to the Purchaser. The Vendor has not failed to give any notice or present any claim relating to the Business under any of the Insurance Policies in a due and timely fashion. There are no circumstances which might entitle the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, or JV Subco, as at the Closing Date, to make a claim relating to the Business under any of the Insurance Policies or which might be required under any of the Insurance Policies to be notified to the insurers and no claim under any of the Insurance Policies has been made by the Vendor since the date of the most recent Annual Financial Statements.

(c)

None of the Insurance Policies is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated or normal rate. No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of the Insurance Policies has been received by the Vendor. To the knowledge of the Vendor, there are no circumstances or occurrences which would or might form the basis of a material increase in premiums for the current insurance coverage maintained by the Vendor.

(34) Tax Matters.

(a)	The Vendor is not a non-resident of Canada for purposes of the ITA.

(b)

The Corporation has prepared and filed when due with each relevant Governmental Authority all Tax Returns required to be filed by or on behalf of the Corporation in respect of any Taxes. All such Tax Returns are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect. No Governmental Authority has asserted that the Corporation is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not do so.

(c)	The Corporation has paid in full and when due all Taxes required to be paid by it, whether or not such Taxes are shown on a Tax Return or on any assessments or reassessments.

(d)

Except as specified in Schedule 3.1(34)(d), no assessments or reassessments of the Taxes of the Corporation are currently the subject of an objection or appeal, no audit by any Governmental Authority of the Corporation is currently ongoing and there are no outstanding issues which have been raised and communicated to the Corporation by any Governmental Authority. The Corporation has not received any indication from any Governmental Authority that an audit, assessment or reassessment of the Corporation is proposed in respect of any Taxes, regardless of its merits. The Corporation has not executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(e)

The Corporation has withheld from each payment made to any Person, including any of its present or former Employees, officers and directors, and all Persons who are or are deemed to be non-residents of Canada for purposes of the ITA, all amounts required by Applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Corporation has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health Taxes and other Taxes payable or required to be withheld and remitted by it in respect of the Employees to the appropriate Governmental Authority within the time required under Applicable Law. The Corporation has charged, collected and remitted on a timely basis all Taxes as required under Applicable Law on any sale, supply or delivery whatsoever, made by the Corporation.

(f)

The Corporation has maintained and continues to maintain at its place of business in Canada all records and books of account required to be maintained under the ITA, the Excise Tax Act (Canada) and any comparable Law of any province or territory in Canada, including Laws relating to sales and use taxes.

(g)

The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Corporation and any Person that is (i) a non-resident of Canada for purposes of the ITA, and (ii) not dealing at arm’s length with the Corporation for purposes of the ITA, do not differ from those that would have been made between Persons dealing at arm’s length for purposes of the ITA.

(h)

The Corporation has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA with respect to all material transactions between it and any non-resident of Canada with whom it was not dealing at arm’s length for purposes of the ITA.

(i)

The Corporation is not party to or bound by any tax sharing agreement, tax indemnity obligation in favour of any Person or similar agreement in favour of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority). Without limiting the generality of the foregoing, the Corporation has not entered into an agreement contemplated in section 191.3, or subsection 18(2.3), 125(3), 127(13) to (17) or 127(20) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(j)

The Corporation will not be required to include in a tax period ending after the Closing Time any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes in a prior taxable period but that was not included in taxable income for that or another prior tax period.

(k)

There are no transactions or events that have resulted in, and no circumstances that exist which could result in, the application to the Corporation of sections 80, 80.01, 80.02, 80.03, 80.04 of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(l)

The Corporation has not incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the ITA) with the Corporation, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the ITA, be included in the Corporation’s income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(m)

The Corporation has not acquired property from a Person not dealing at arm’s length (for purposes of the ITA) with it in circumstances that would result in the Corporation becoming liable to pay Taxes of such Person under subsection 160(1) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(n)	The Corporation has never had an obligation to file an information return pursuant to subsection 237.3(2) of the ITA.

(o)	Each representation made in Sections 3.1(34)(a) through 3.1(34)(n) in respect of the Corporation is true also in respect of JV Subco.

In the course of the Reorganization, the Corporation will be the immediate successor of the Vendor, and JV Subco will be the immediate successor of the Corporation, as the employer of the employees employed in the Business, for purposes of section 82.1 of the Employment Insurance Act (Canada) and subsection 9(2) of the Canada Pension Plan (Canada).

Notwithstanding any other provision of this Agreement to the contrary, (i) the representations and warranties contained in this Section 3.1(34) and in Section 3.1(29)(d) are the sole and exclusive representations and warranties of the Vendor relating to Tax matters, and (ii) no representations in this Section 3.1(34) shall be construed as providing a representation with respect to, and no such representation shall serve as the basis for any indemnification or other claim in respect of any Taxes for any Tax period or portion thereof beginning on or after the Closing Date.

(35) Privacy and Data Security.

(a)

Except as set out in Schedule 3.1(35), the Vendor has, as at the Execution Date, the Corporation will have, as at the Effective Date, and JV Subco will have, as at the Closing Date, complied at all times with all Privacy Laws in connection with the Vendor’s, the Corporation’s and JV Subco’s collection, use and disclosure of Personal Information.

(b)

The Vendor, the Corporation and JV Subco have had in place since the respective dates of their incorporation a privacy policy or policies governing the collection, use, disclosure and protection of Personal Information by the Vendor, the Corporation and JV Subco, and have collected, used, disclosed and protected Personal Information in accordance with such policy or policies.

(c)

The Vendor is, at the Execution Date, the Corporation will be, as at the Effective Date, and JV Subco will be, as at the Closing Date, in compliance with the terms of all Contracts to which the Vendor, the Corporation and JV Subco are a party, and all industry standards to which the Vendor, the Corporation and JV Subco are subject, relating to privacy, data security or breach notification.

(d)

The Vendor has, as at the Execution Date, the Corporation will have, as at the Effective Date, and JV Subco will have, as at the Closing Date, a written information security program in place, consistent with current industry standards and practices, to ensure that (i) Personal Information, Data, and all IT Systems are adequately safeguarded and (ii) all IT Systems will be continuously available and functioning normally in the event of any malfunction of, any suspension or cessation in the operation of, or other form of disaster affecting, the IT Systems. Such program includes, at minimum, policies, procedures and systems addressing information security, cybersecurity risk management, vendor management, employee training, business continuity and disaster recovery, data and system backup and data breach response, including the recording and reporting of data breaches.

(e)

There has been no: (i) loss or theft of, or unauthorized access, use or disclosure of, Personal Information or Data, (ii) unauthorized access to or use of the IT Systems; (iii) complaints or claims regarding the Vendor’s, the Corporation’s or JV Subco’s collection, use or disclosure of Personal Information or the actual or alleged violation of any Privacy Law, Contract or industry standard to which the Vendor, the Corporation or JV Subco are subject; or (iv) investigation, audit or other inquiry from a Governmental Authority regarding the Vendor’s, the Corporation’s or JV Subco’s collection, use, disclosure or protection of Personal Information.

(f)

The consummation of the transactions contemplated by this Agreement will not result in a violation of: (i) Privacy Laws; (ii) Contracts to which the Vendor, as at the Execution Date, the Corporation, as at the Effective Date, or JV Subco, as at the Closing Date, is a party, or industry standards to which the Vendor, the Corporation or JV Subco is subject, relating to privacy, data security or breach notification; or (iii) the Vendor’s, the Corporation’s or JV Subco’s own privacy policies.

(36) IT Systems.

(a)

The IT Systems adequately meet the data processing and other computing needs of the Business as presently conducted. The IT Systems function, operate, process and compute in accordance with all Applicable Laws, industry standards and trade practices. The IT Systems operate and perform in all material respects in accordance with their documentation and functional specifications. The IT Systems have not materially malfunctioned or failed within the past three years.

(b)

As at the Execution Date, the Vendor is, as at the Effective Date, the Corporation will be, and as at the Closing Date JV Subco will be, in possession of the object code and user manuals for all Software comprised by the Owned Intellectual Property which is used in the Business, and the source code and all documentation required for effective use thereof. As at the Execution Date, the Vendor has not, as at the Effective Date, the Corporation will not have, and as at the Closing Date JV Subco will not have, entered into any source code escrow agreements pursuant to which any Software that is Owned Intellectual Property has been deposited by the Vendor, the Corporation or JV Subco in favour of a third party.

(37) Anti-Spam Laws. Except as set out in Schedule 3.1(37), in carrying on the Business, as at the Execution Date, the Vendor has, as at the Effective Date, the Corporation will have, and as at the Closing Date JV Subco will have, complied, at all times with CASL since July 1, 2014 in connection with the sending of all CEMs. As at the Execution Date, the Vendor has, as at the Effective Date, the Corporation will have, and as at the Closing Date JV Subco will have, maintained and will continue to maintain records that are sufficient to demonstrate their compliance with CASL, including copies of consent forms, CEM templates, and records of all consents given or withdrawn. As at the Execution Date, the Vendor has, as at the Effective Date, the Corporation will have, and as at the Closing Date JV Subco will have, established appropriate policies and procedures to ensure compliance with CASL and have or will have trained all Employees on the requirements of CASL. As at the Execution Date, the Vendor has, as at the Effective Date, the Corporation will have, and as at the Closing Date JV Subco will have, Contracts with all third parties that, on behalf of the Vendor, the Corporation or JV Subco, send CEMs, collect electronic addresses or install computer programs on the computer systems of other third parties. Such Contracts require such third parties to comply with CASL.

(38) No Material Adverse Change. Since the date of the most recent Annual Financial Statements, there has been no Material Adverse Change and no event has occurred nor do any circumstances exist which could result in a Material Adverse Change.

(39) Absence of Certain Changes or Events. Since March 31, 2019, the Vendor has carried on the Business in the Ordinary Course of Business, and, in particular, but without limitation, has not:

(a)	amended its articles or by-laws or similar document adopted or filed in connection with the creation, formation or organization of the Vendor;

(b)	directly or indirectly, declared, set aside for payment or paid any dividend or made any other payment or distribution on or in respect of any of its Shares;

(c)	redeemed, purchased, retired or otherwise acquired, directly or indirectly, any of its Shares;

(d)

issued or sold any shares or other securities or issued, sold or granted any option, warrant or right to purchase any of its shares or other securities or issued any security convertible into its shares, granted any registration rights or otherwise made any change to its authorized or issued share capital;

(e)	disposed of or revalued any of the assets reflected on the balance sheet forming part of the most recent Annual Financial Statements, except sales of Inventory in the Ordinary Course of Business;

(f)	made any changes in its accounting principles, policies, practices or methods;

(g)	suffered any operating loss or extraordinary loss or cancelled or waived any Indebtedness, claim or other right;

(h)

incurred or assumed any liabilities (including any Indebtedness) or obligations of any nature, whether absolute, accrued, contingent or otherwise, except unsecured current liabilities incurred in the Ordinary Course of Business;

(i)

mortgaged, pledged, granted a security interest in or otherwise created a Lien on any of its property or assets, except in the Ordinary Course of Business and in amounts which, individually and in the aggregate are not material to the financial condition of the Vendor or the operation of the Business;

(j)	entered into any contract or any other transaction that was not in the Ordinary Course of Business;

(k)

terminated, cancelled, modified or amended in any material respect or received notice or a request for termination, cancellation, modification or amendment of any Material Contract or taken or failed to take any action that would entitle any party to a Material Contract to terminate, modify, cancel or amend any Material Contract;

(l)	cancelled or waived any Indebtedness, claim or other right with a value to the Business in excess of $50,000;

(m)

incurred any Indebtedness to any other Person or incurred any other liability or obligation to any other Person which is required to be classified as a liability on the liability side of a balance sheet in accordance with GAAP;

(n)

given or agreed to give or become a party to or bound by any guarantee, surety or indemnity in respect of Indebtedness or other obligations or liabilities of any other Person or become a party to any other commitment by which the Vendor is, or is contingently, responsible for such Indebtedness or other liability or obligation;

(o)	incurred any damage, destruction or loss with respect to any of the assets or properties of the Vendor (whether or not insured);

(p)	purchased or otherwise acquired any interest in any securities of any other Person;

(q)	made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the Ordinary Course of Business;

(r)

discharged, settled or satisfied any Legal Proceedings, other than Legal Proceedings reflected in the most recent Annual Financial Statements and for amounts not in excess of the amount reserved against therein;

(s)	entered into any contract or commitment to hire, or terminated the services of, any officer or senior management Employee; or

(t)	agreed, committed or entered into any understanding to take any actions enumerated in paragraphs (a) to (s) of this Section 3.1(39).

(40) Commissions. The Purchaser will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated by this Agreement because of any action taken by, or agreement or understanding reached by, the Vendor, the Corporation or JV Subco.

3.2 Representations and Warranties of the Purchaser. As a material inducement to the Vendor entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Vendor is entering into this Agreement in reliance upon the representations and warranties of the Purchaser set out in this Section 3.2, the Purchaser (for the purposes of this Section 3.2, the Purchaser is Purchaser Holdco, unless notices have been delivered pursuant to Section 7.14, in which case the Purchaser is Purchaser Subco) represents and warrants to the Vendor as follows:

(1) Incorporation and Corporate Power. The Purchaser is a corporation incorporated, organized and subsisting under the Laws of the jurisdiction of its incorporation. The Purchaser has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments.

(2) Authorization by Purchaser. The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated by this Agreement and all such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser.

(3) Accredited Investor. The Purchaser is an accredited investor, within the meaning of National Instrument 45-106.

(4) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. There is no Legal Proceeding in progress, pending, or, to the knowledge of the Purchaser, Threatened against or affecting the Purchaser, and there are no grounds on which any such Legal Proceeding might be commenced and there is no Order outstanding against or affecting the Purchaser which, in any such case, affects adversely or might affect adversely the ability of the Purchaser to enter into this Agreement or to perform its obligations hereunder.

(5) Tax. Purchaser Holdco is a corporation directly or indirectly wholly owned by a non-resident of Canada for the purposes of the ITA.

(6) ICA. The Purchaser either is not a “non-Canadian” within the meaning of the ICA or, if the Purchaser is a “non-Canadian”, the Purchaser is a “WTO investor” within the meaning of the ICA.

(7) Commissions. The Vendor will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated by this Agreement because of any action taken by, or agreement or understanding reached by, the Purchaser.

(8) Consideration Shares. The Consideration Shares shall represent 40% of the issued and outstanding common shares (including Class A common shares and Class B common shares) in the capital of Purchaser Subco and shall be issued as fully paid and non-assessable common shares in the capital of Purchaser Subco, free and clear of any encumbrances or rights of third parties, voting trusts, proxies and other interest, claims or demands of every kind or nature whatsoever.

(9) Issued and Outstanding Shares of Purchaser. Immediately following issuance of the Consideration Shares, the issued and outstanding shares in the capital of Purchaser Subco will consist of 60 Class A Shares issued to Purchaser Holdco and 40 Class B Common Shares, being the Consideration Shares, issued to the Vendor.

3.3 No Waiver. No investigations, inspections, surveys or tests (including pursuant to Section 7.1) made by or on behalf of the Purchaser at any time, and no updates to information from the Vendor to the Purchaser pursuant to Section 7.9, shall, or shall be deemed to (a) affect, mitigate, modify, waive, diminish the scope of or otherwise affect any representation or warranty made by the Vendor in or pursuant to this Agreement, (b) amend or supplement any of the Schedules hereto, or (c) limit or otherwise affect any remedies available to the Purchaser, unless in each case agreed to by the Purchaser in writing.

ARTICLE 4

CLOSING ARRANGEMENTS

4.1 Closing. The Closing shall take place at 8:00 a.m. on the Closing Date at the offices of the Purchaser’s Counsel in Calgary, Alberta, or at such other time on the Closing Date or such other place as may be agreed orally or in writing by the Vendor and the Purchaser.

4.2 Vendor’s Closing Deliveries. At the Closing, the Vendor shall deliver or cause to be delivered to the Purchaser the following documents:

(a)	the certificate or certificates representing the Shares;

(b)	a transfer of the Shares in the form of Exhibit C, duly executed by the Vendor;

(c)	a bring-down certificate of the President or other senior officer of the Vendor dated as of the Closing Date in the form of Exhibit D;

(d)	a factual certificate of the Secretary or other officer of the Vendor dated as of the Closing Date in the form of Exhibit E;

(e)	a factual certificate of the Secretary or other officer of the Corporation dated as of the Closing Date in the form of Exhibit F;

(f)	a factual certificate of the Secretary or other officer of JV Subco dated as of the Closing Date in the form of Exhibit G;

(g)	evidence in form satisfactory to the Purchaser, acting reasonably, that the Consents and Regulatory Approvals have been obtained;

(h)	a management services agreement between Brewster, Inc. and JV Subco substantially in the form of Exhibit H, duly executed by JV Subco (the “Management Services Agreement”);

(i)	a transition services agreement between JV Subco and the Vendor substantially in the form of Exhibit I, duly executed by the Vendor (the “Transition Services Agreement”);

(j)	a non-competition agreement substantially in the form of Exhibit J, duly executed by the Vendor, John Day and Doug Goss;

(k)	an employment agreement between JV Subco and Keith McKenney substantially in a form reasonably satisfactory to the Purchaser, duly executed by JV Subco and Keith McKenney;

(l)	a release of claims for matters arising prior to the Closing Date against the Corporation and JV Subco in the form of Exhibit K duly executed by the Vendor;

(m)	a loan agreement substantially in the form of Exhibit L, duly executed by the Vendor;

(n)

set-off and receipt, in a form reasonably satisfactory to the Purchaser, duly executed by the Vendor, confirming satisfaction and payment of a portion of the Estimated Purchase Price in an amount equal to $50,585,000;

(o)	a clearance certificate issued by the Alberta Workers’ Compensation Board evidencing that the Corporation’s and JV Subco’s account(s) are in good standing;

(p)

evidence in form satisfactory to the Purchaser, acting reasonably, of (i) prepayment or repayment, as the case may be, at or prior to Closing, of all of the Indebtedness existing as of the date of prepayment or repayment pursuant to a commitment letter between the Vendor and Canadian Western Bank dated June 20, 2018, including appropriate pay-out letters and termination statements, and (ii) the release of all Liens in connection therewith;

(q)	the Unanimous Shareholder Agreement, duly executed by the Vendor; and

(r)	an amalgamation agreement for the Amalgamation in form and substance satisfactory to the Purchaser, (the “Amalgamation Agreement”) duly executed by the Corporation to be effective post-Closing; and

(s)

all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Purchaser, acting reasonably.

4.3 Purchaser’s Closing Deliveries. At the Closing, the Purchaser (for the purposes of this Section 4.2 the Purchaser is Purchaser Holdco, unless notices have been delivered pursuant to Section 7.14, in which case the Purchaser is Purchaser Subco) shall deliver or cause to be delivered to the Vendor the following documents and payments:

(a)	a bring-down certificate of the President or other senior officer of the Purchaser dated as of the Closing Date in the form of Exhibit M;

(b)	a factual certificate of the Secretary or other officer of the Purchaser dated as of the Closing Date in the form of Exhibit N;

(c)	the payments referred to in Section 2.6;

(d)	the Management Services Agreement, duly executed by Brewster, Inc.;

(e)	the Transition Services Agreement, duly executed by JV Subco;

(f)	the Unanimous Shareholder Agreement, duly executed by the Purchaser; and

(g)	the Amalgamation Agreement, duly executed by the Purchaser to be effective post-Closing; and

(h)

all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendor to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Vendor, acting reasonably.

ARTICLE 5

CONDITIONS OF CLOSING

5.1 Purchaser’s Conditions. The Purchaser shall not be obligated to complete the transactions contemplated by this Agreement, including the purchase of the Shares, unless, at or before the Closing Time, each of the conditions listed below in this Section 5.1 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Purchaser. The Vendor shall take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the conditions listed below in this Section 5.1 are fulfilled at or before the Closing Time.

(1) Representations and Warranties. The representations and warranties of the Vendor in Section 3.1 shall be true and correct at the Closing.

(2) Vendor’s Compliance and Deliverables. The Vendor shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Purchaser at the Closing all the documents contemplated in Section 4.2 and elsewhere in this Agreement.

(3) Due Diligence Investigation. The Purchaser shall have conducted and completed its investigation of the Vendor, the Corporation, the Business and the property and assets of the Corporation, and the Purchaser shall have been satisfied in all respects with the results of such investigation and shall have determined to proceed with the transactions contemplated by this Agreement.

(4) Material Adverse Change. During the Interim Period, there shall have been no Material Adverse Change.

(5) No Litigation. During the Interim Period, there shall have been no Order (whether temporary, preliminary or permanent) made or any Legal Proceedings commenced or Threatened:

(a)

against the Vendor, the Corporation or either Party or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, prohibiting, preventing or restraining, temporarily or permanently, the completion of the transactions contemplated by this Agreement; or

(b)	against the Vendor, Corporation or either Party or against any of their respective Affiliates or any of their respective directors or officers which:

(i)

in the result, could adversely affect the right of the Purchaser to acquire or retain the Shares or which could prevent JV Subco from operating the Business after Closing in the same manner in which it was operated by the Corporation, JV Subco or the Vendor prior to Closing; or

(ii)	could make the completion of the transactions contemplated by this Agreement inadvisable.

(6) No Law. During the Interim Period, no Governmental Authority shall have enacted, issued or promulgated any Law which has the effect of (i) making any of the transactions contemplated by this Agreement illegal, or (ii) otherwise prohibiting, preventing or restraining the consummation of any of the transactions contemplated by this Agreement.

(7) Consents and Regulatory Approvals. All Consents and Regulatory Approvals shall have been obtained.

(8) Consummation of Sawridge Transaction and Concurrent Closings. The transactions contemplated hereunder shall be consummated simultaneously with the transactions contemplated in the Share and Unit Purchase Agreement and the Sawridge Closing shall have occurred concurrently with the Closing.

(9) Reorganization. All legal documentation relating to the Reorganization, including pre-Closing and post-Closing reorganization steps, shall have been executed by the parties thereto and exchanged in escrow. Prior to effecting the Reorganization, each Party shall have given the other Parties and their respective Representatives sufficient opportunity to review and comment on all documentation relating to the Reorganization and all such documentation shall be reasonably satisfactory to the Purchaser and the Vendor before the Reorganization is effected, incorporating such reasonable comments made by each such Party and its Representatives.

5.2 Condition Not Fulfilled. If any condition in Section 5.1 has not been fulfilled at or before the Closing Time or if any such condition is, or becomes, impossible to satisfy prior to the Closing Time, other than as a result of the failure of the Purchaser to comply with its obligations under this Agreement or the Share and Unit Purchase Agreement, then the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

(a)	terminate this Agreement by notice to the Vendor, as provided in Section 8.1; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

5.3 Vendor’s Conditions. The Vendor shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the conditions listed below in this Section 5.3 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Vendor. The Purchaser shall take all such actions, steps and proceedings as are reasonably within the Purchaser’s control as may be necessary to ensure that the conditions listed below in this Section 5.3 are fulfilled at or before the Closing Time.

(1) Representations and Warranties. The representations and warranties of the Purchaser in Section 3.2 shall be true and correct at the Closing.

(2) Purchaser’s Compliance and Deliverables. The Purchaser shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Vendor at the Closing all the documents contemplated in Section 4.3 and elsewhere in this Agreement.

(3) No Litigation. During the Interim Period, there shall have been no Order (whether temporary, preliminary or permanent) made or any Legal Proceedings commenced or Threatened against the Corporation or either Party or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, prohibiting, preventing or restraining the completion of the transactions contemplated by this Agreement.

(4) No Law. During the Interim Period, no Governmental Authority shall have enacted, issued or promulgated any Law which has the effect of (i) making any of the transactions contemplated by this Agreement illegal, or (ii) otherwise prohibiting, preventing or restraining the consummation of any of the transactions contemplated by this Agreement.

(5) Reorganization. All legal documentation relating to the Reorganization, including pre-Closing and post-Closing reorganization steps, shall have been executed by the Parties and exchanged in escrow. Prior to effecting the Reorganization, each Party shall give the other Parties and their respective Representatives sufficient opportunity to review and comment on all documentation relating to the Reorganization and all such documentation shall be reasonably satisfactory to the Purchaser and the Vendor before the Reorganization is effected, incorporating such reasonable comments made by each such Party and its Representatives.

5.4 Condition Not Fulfilled. If any condition in Section 5.3 has not been fulfilled at or before the Closing Time or if any such condition is, or becomes, impossible to satisfy prior to the Closing Time, other than as a result of the failure of the Vendor to comply with its obligations under this Agreement or the Share and Unit Purchase Agreement, then the Vendor in its sole discretion may, without limiting any rights or remedies available to the Vendor at law or in equity, either:

(a)	terminate this Agreement by notice to the Purchaser as provided in Section 8.1; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

ARTICLE 6

INDEMNIFICATION

6.1 Survival. All provisions of this Agreement and of any other agreement, certificate or instrument delivered pursuant to this Agreement, other than the conditions in Article 5 hereof, shall not merge on Closing but shall survive the execution, delivery and performance of this Agreement, the Closing and the execution and delivery of any transfer documents or other documents of title to the Shares and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the consideration for the Shares.

6.2 Indemnity by the Vendor. The Vendor shall indemnify the Purchaser’s Indemnified Parties and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatsoever to:

(a)

any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b)

any breach or any non-fulfilment of any covenant or agreement on the part of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(c)	defects or deficiencies in any services provided by the Corporation, the Vendor or JV Subco in furtherance of the Business, in whole or in part, prior to the Closing Date;

(d)

any Legal Proceeding to which the Corporation or JV Subco is a party at any time on or prior to the Closing Date, or to which the Corporation or JV Subco becomes a party after the Closing Date arising from facts or circumstances that existed at any time on or prior to the Closing Date including the Legal Proceedings disclosed in Schedule 3.1(26);

(e)

any breach or alleged breach of any Contract by the Corporation, JV Subco or by the Vendor in connection with the Business which occurred prior to or on the Closing Date or any such breach which occurs after the Closing Date but arises out of a continuation of a course of conduct which commenced prior to the Closing Date, including any Contract disclosed in Schedule 3.1(17);

(f)

any liabilities of the Vendor, the Corporation or JV Subco relating to the defined benefit pension plan or any registered retirement savings plan sponsored by the Vendor or any of its Affiliates for the benefit of all or any of their respective employees;

(g)	any other liabilities of the Corporation (or any of its Affiliates) relating to the pre-Closing period;

(h)	any liabilities of the Corporation or JV Subco, other than Taxes subject to indemnification pursuant to Section 6.3(c), relating to the Reorganization;

(i)	any liabilities of the Corporation or JV Subco relating to the Vendor’s failure to perform, or any breach or non-fulfillment of, the covenant in Section 7.13;

(j)

any liabilities of the Corporation or JV Subco relating to the Vendor’s failure to reimburse JV Subco or fully pay any cost or expense incurred by JV Subco or its Affiliates, as applicable, in accordance with the covenant in Section 7.15; and

(k)	the Vendor’s failure to perform, or any breach or non-fulfillment of, the covenants in Sections 7.16 or 7.18.

For greater certainty and without limiting the generality of the provisions of Sections 6.2(a) and (b), the indemnity provided for in Sections 6.2(b) through 6.2(k) shall extend to any Damages arising from any act, omission or state of facts that occurred or existed prior to the Closing Time, and whether or not disclosed in any Schedule to this Agreement. The rights to indemnification of the Purchaser’s Indemnified Parties under this Section 6.2 shall apply notwithstanding any inspection or inquiries made by or on behalf of any of the Purchaser’s Indemnified Parties, or any knowledge acquired or capable of being acquired by any of the Purchaser’s Indemnified Parties or facts actually known to any of the Purchaser’s Indemnified Parties (whether before or after the execution and delivery of this Agreement and whether before or after Closing). The waiver of any condition based upon the accuracy of any representation and warranty or the performance of any covenant shall not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty or covenant. The Vendor shall not have any right of indemnification, contribution or subrogation against the Corporation, the Purchaser or any of their respective Affiliates with respect to any indemnification payment made by or on behalf of the Vendor under this Article 6.

6.3 Tax Indemnity. In addition to and without limiting the generality of Section 6.2, the Vendor shall indemnify the Purchaser’s Indemnified Parties and save them fully harmless against any Taxes and other Damages which may be suffered or incurred by any of the Purchaser’s Indemnified Parties (“Indemnified Taxes”) as a result of, or arising out of or in connection with or related in any manner whatever to any Taxes required to be paid by the Corporation, its subsidiary or, in the case of Section 6.3(c), the Purchaser (and any successor thereto):

(a)	in respect of a Pre-Closing Tax Period;

(b)	in respect of the portion of a Straddle Period ending immediately prior to the Closing Date (as determined under Section 7.10(c)); and

(c)	in connection with the Reorganization.

in each case, except to the extent such Indemnified Taxes were specifically taken into account in computing the Closing Date Working Capital, including for greater certainty any adjustment to the Purchase Price on account of the Corporation Tax Liability.

6.4 Indemnity by the Purchaser. The Purchaser shall indemnify the Vendor’s Indemnified Parties and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatsoever to:

(a)

any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b)

any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and

(c)	the Purchaser’s failure to perform, or any breach or non-fulfillment of, the covenants in Sections 7.17 or 7.18.

6.5 Claim Notice. If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 6, the Indemnified Party shall promptly give written notice thereof (a “Claim Notice”) to the Indemnifying Party. The Claim Notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages arise as a result of a claim directly by the Indemnified Party against the Indemnifying Party (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Direct Claim or Third Party Claim, as the case may be; and

(b)	the amount of the potential Damages arising therefrom, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive a Claim Notice in time effectively to contest the determination of any liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the liability of the Indemnifying Party to the Indemnified Party under this Article 6 shall be reduced only to the extent that Damages are actually incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give the Claim Notice on a timely basis. Nothing in this Section 6.5 shall be construed to affect the time within which a Claim Notice must be delivered pursuant to Sections 6.6(1) and 6.6(2) in order to permit recovery pursuant to Section 6.2(a) or 6.4(a) as the case may be. In respect of any Claim Notice concerning Indemnified Taxes, a Purchaser’s Indemnified Party shall deliver with its Claim Notice a copy of any assessment, reassessment, notice of confirmation thereof, proposal to assess or reassess, appeal or notification of a similar proceeding, together with all correspondence related to such documents.

6.6 Time Limits for Claim Notice for Breach of Representations and Warranties.

(1) Notice by the Purchaser. No Damages may be recovered from the Vendor pursuant to Section 6.2(a) or Section 6.3 unless (subject to the fraud exception below) a Claim Notice is delivered by the Purchaser in accordance with the timing set out below:

(a)	with respect to the representations and warranties in Sections 3.1(1) through (5) and 3.1(12) (the “Vendor’s Fundamental Representations”), at any time after Closing;

(b)	with respect to the representations and warranties in Section 3.1(27), at any time before the date that is four (4) years after Closing; and

(c)

with respect to the representations and warranties in Section 3.1(34) or in the case of a claim for Damages under Section 6.3, at any time before the date that is 90 days after the relevant Governmental Authorities are no longer entitled to assess or reassess the Corporation in respect of the Taxes in question, having regard, without limitation, to:

(i)	any waiver given by the Corporation before the Closing Date in respect of such Taxes; and

(ii)

any entitlement of a Governmental Authority to assess or reassess the Corporation without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or wilful default; and

(d)	with respect to all other representations and warranties, on or before date that is eighteen (18) months after Closing.

provided, however, that in the event of fraud relating to a representation and warranty of the Vendor in this Agreement, then notwithstanding the foregoing time limitations, the Purchaser’s Indemnified Parties shall be entitled to deliver a Claim Notice at any time for purposes of such a claim. Unless (subject to the fraud exception above) a Claim Notice has been given in accordance with the timing set out in Sections 6.6(1)(b), (c) or (d), with respect to the representations and warranties referred to in any such Section, the Vendor shall be released on the date set out in Sections 6.6(1)(b), (c) or (d), as applicable, from all obligations in respect of representations and warranties referenced in those Sections and from the obligation to indemnify the Purchaser’s Indemnified Parties in respect thereof pursuant to Section 6.2(a). This Section 6.6(1) shall not be construed to impose any time limit on the Purchaser’s right to assert a claim to recover Damages under Sections 6.2(b) through 6.2(k), whether or not the basis on which such a claim is asserted could also entitle the Purchaser to make a claim for Damages pursuant to Section 6.2(a).

(2) Notice by the Vendor. No Damages may be recovered from the Purchaser pursuant to Section 6.4(a) unless a Claim Notice is delivered by the Vendor on or before the date that is 2 years after Closing. Unless a Claim Notice has been given on or before the date that is 2 years after Closing with respect to each particular representation and warranty, the Purchaser shall be released on the date that is 2 years after Closing from all obligations in respect of that particular representation and warranty and from the obligation to indemnify the Vendor’s Indemnified Parties in respect thereof pursuant to Section 6.4(a). This Section 6.6(2) shall not be construed to impose any time limit on the Vendor’s right to assert a claim to recover Damages under Section 6.4(b), whether or not the basis on which such a claim is asserted could also entitle the Vendor to make a claim for Damages pursuant to Section 6.4(a).

6.7 Monetary Limitations.

(1) Damages from Vendor. No Damages may be recovered from the Vendor pursuant to Section 6.2(a) unless and until the accumulated aggregate amount of Damages of the Purchaser’s Indemnified Parties arising pursuant to Section 6.2(a) exceeds $400,000, in which event the accumulated aggregate amount of all such Damages may be recovered. Such limitation shall have no application to any claim to recover Damages based on any incorrectness in or breach of (i) any of the Vendor’s Fundamental Representations, or (ii) any other representation or warranty of the Vendor in this Agreement resulting from fraud by the Vendor, nor shall the limitation be construed to apply to any of the indemnities in Sections 6.2(b) through 6.2(k) and Section 6.3.

(2) Damages from Purchaser. No Damages may be recovered from the Purchaser pursuant to Section 6.4(a) unless and until the accumulated aggregate amount of Damages of the Vendor’s Indemnified Parties arising pursuant to Section 6.4(a) exceeds $400,000, in which event the accumulated aggregate amount of all such Damages may be recovered. Such limitation shall have no application to any claim to recover Damages based on any incorrectness in or breach of (i) any representation or warranty of the Purchaser in Sections 3.2(1) or (2) of this Agreement, or (ii) any other representation or warranty of the Purchaser in this Agreement resulting from fraud by the Purchaser, nor shall the limitation be construed to apply to any of the indemnities in Sections 6.4(b).

(3) Impact of Taxes on Indemnities. In determining the amount of any Damages for which an Indemnified Party is entitled to be indemnified under this Article 6 the gross amount thereof will be increased (or reduced) to take into account any net Tax cost incurred (or current or future Tax benefit) realized by such party in connection with such Damages to the extent such Tax cost (or current or future Tax benefit) results directly from the incurrence of such Damages.

(4) Impact of Insurance on Indemnities. In determining the amount of any Damages for which an Indemnified Party is entitled under this Article 6, the amount thereof will be reduced by the amount of any insurance proceeds actually received by such Indemnified Party with respect to such Damages, net of any deductible and costs of collection and any increase in the annual insurance premium of said insurance policies for any subsequent period resulting from the filing and collection of such insurance claim.

6.8 Limitation Periods.

(1) Limitation Periods for Representations and Warranties. Notwithstanding the provisions of the Limitation Act (Alberta) (the “Limitations Act”) or any other statute, an Indemnified Party may commence a proceeding in respect of Damages arising from any incorrectness in or breach of any representation and warranty of the Indemnifying Party as referred to in a Claim Notice delivered within the time periods stipulated in Section 6.6 at any time on or before the later of:

(a)	the second anniversary of the last date upon which such Claim Notice is permitted to be delivered under Section 6.6; and

(b)	the expiry of the limitation period otherwise applicable to such claim,

and any applicable limitation period is hereby so extended to the full extent permitted by Law.

(2) Limitation Periods for Covenants and Other Matters. The limitation period applicable to any proceeding relating to a claim referred to in a Claim Notice in respect of any matter in Sections 6.2(b) through 6.2(k) and 6.4(b) shall be solely as prescribed in sections 3(1)(b), 3.1(1), 4(1), 5(1) and 5.1(2) of the Limitations Act and any other limitation period in respect of such claim (including that provided for in section 3(1)(a) of the Limitations Act) is extended accordingly.

6.9 Calculation of Damages. For greater certainty, for the purpose only of calculating the amount of Damages under this Article 6, the representations and warranties of the Parties contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement shall be deemed to have been made without qualifications as to materiality where the words or phrases “material”, “immaterial”, “in all material respects” or words or phrases of similar import are used, such that the amount of Damages payable to an Indemnified Party is not subject to any deduction in respect of amounts below the level of materiality stated in the relevant representation and warranty. Further, the calculation of such amount shall not be affected by any inspection or inquiries made by or on behalf of the Party entitled to be indemnified under this Article 6.

6.10 Agency for Non-Parties. Notwithstanding Section 9.14, each Party hereby accepts each indemnity in favour of each of its Indemnified Parties who are not Parties as agent and trustee of that Indemnified Party. Each Party may enforce an indemnity in favour of any of that Party’s Indemnified Parties on behalf of each such Indemnified Party. For greater certainty, Purchaser Holdco shall be entitled to enforce an indemnity in favour of any of the Purchaser’s Indemnified Parties on behalf of such Purchaser’s Indemnified Parties.

6.11 Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of a Claim Notice in respect thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 6, together with all such other information as the Indemnifying Party may reasonably request. If the Parties fail to agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue such remedies as may be available to it.

6.12 Third Party Claims.

(1) Rights of Indemnifying Party. In the event a Claim Notice is delivered with respect to a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in but not control the negotiation, settlement or defence of the Third Party Claim, which control shall rest at all times with the Indemnified Party (except as otherwise described in Section 6.12(4)), unless the Indemnifying Party:

(a)	irrevocably and unconditionally acknowledges in writing complete responsibility for, and agrees to indemnify the Indemnified Party in respect of all Damages relating to, the Third Party Claim;

(b)

furnishes evidence to the Indemnified Party whenever requested by the Indemnified Party, which is satisfactory to the Indemnified Party of the Indemnifying Party’s financial ability to indemnify the Indemnified Party; and

(c)	in the case of a Third Party Claim that concerns Indemnified Taxes, complies and continues to comply with its obligations under Section 7.11,

in which case the Indemnifying Party may assume such control at its expense through counsel of its choice; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall not be permitted to assume control of the negotiation, settlement or defence of the Third Party Claim if: (A) such Third Party Claim seeks equitable relief against the Indemnified Party as a primary form of relief; (B) there is a reasonable probability that such Third Party Claim would result in monetary damages or payments in excess of 100% of the amount for which the Indemnifying Party is obligated to indemnify the Indemnified Party pursuant to this Article 6; (C) such Third Party Claim involves criminal liability; (D) such Third Party Claim is by a current material customer or supplier of the Business, the Purchaser or its Affiliates; or (E) such Third Party Claim concerns Indemnified Taxes discussed in Section 6.12(4).

(2) Respective Rights on Indemnifying Party’s Assumption of Control. If the Indemnifying Party elects to assume control as contemplated in Section 6.12(1), the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses incurred as a result of such assumption. The Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case the fees and disbursements of such counsel shall be paid by the Indemnifying Party. The Indemnified Party shall co-operate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim.

(3) Lack of Reasonable Diligence. If, having elected to assume control as contemplated by Section 6.12(1), the Indemnifying Party thereafter fails to conduct the negotiation, settlement or defence of the relevant Third Party Claim with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(4) Joint Control for Certain Tax Claims. The Vendor and the Purchaser’s Indemnified Parties shall jointly control and participate in the negotiation, settlement and defence of (a) any Third Party Claim relating to Taxes for any Straddle Period and (b) any Third Party Claim relating partly to Pre-Closing Tax Periods and partly to other tax periods. Neither the Vendor nor the Purchaser’s Indemnified Parties shall settle any such Third Party Claim without the written consent of the other, which consent shall not be unreasonably withheld or delayed.

(5) Commercially Necessary Payments Prior to Settlement. If any Third Party Claim is of a nature such that it is necessary in the reasonable view of the Indemnified Party acting in a manner consistent with reasonable commercial practices, in respect of (A) a Third Party Claim by a customer relating to products or services supplied by the Business or (B) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such Contract, to make a payment to any Person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related Legal Proceedings, as the case may be, then the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

(6) Compulsory Payments Prior to Settlement.

(a)

In the case of a Claim Notice concerning an amount of Damages (i) required to be paid by an Indemnified Party under Applicable Law or any Order (including in particular any Taxes required to be paid notwithstanding that such Taxes are being contested), or (ii) in respect of which any amount is garnished by a Governmental Authority (each such amount a “Preliminary Compulsory Payment Amount”), the Indemnifying Party shall, within 10 days of receipt of the Claim Notice, pay the Indemnified Party an amount equal to the Preliminary Compulsory Payment Amount.

(b)

Upon the occurrence of a Final Compulsory Payment Indemnification Event (if any), (i) if the aggregate of all Preliminary Compulsory Payment Amounts is less than the amount so determined under the Final Determination to be the amount owing (the “Final Compulsory Payment Amount”), the Indemnifying Party shall, within 10 days of the time that the Indemnified Party notifies the Indemnifying Party of the occurrence of the Final Compulsory Payment Indemnification Event, pay to the Indemnified Party an amount equal to the difference between the aggregate for all Preliminary Compulsory Payment Amounts and the Final Compulsory Payment Amount, and (ii) if the aggregate of all Preliminary Compulsory Payment Amounts exceeds the Final Compulsory Payment Amount, the Indemnified Party shall within 10 days of the receipt of any related refund or credit, pay to the Indemnifying Party the amount of such refund or credit (including any interest paid or credited with respect thereto but net of any Taxes payable by the Indemnified Party in respect of such refund, credit or interest).

(7) Other Rights of Indemnified Party. If the Indemnifying Party does not, or is not permitted to, assume control of the defence of any Third Party Claim pursuant to Section 6.12(1), the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

6.13 Interest on Damages. The amount of any Damages which is subject to indemnification hereunder shall bear interest from and including the date the Indemnified Party was notified of the claim for Damages at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Damages by the Indemnifying Party is made, compounded monthly, and the amount of such interest shall be deemed to be part of such Damages.

6.14 Set-off. The Purchaser shall be entitled to set off the amount of any Damages subject to indemnification under this Agreement against any other amounts payable by the Purchaser to the Vendor whether under this Agreement or otherwise. Without limiting the generality of the foregoing sentence, the Vendor acknowledges and agrees that the amount of any Damages subject to indemnification under this Agreement may be paid and satisfied in accordance with Section 2.5(4) of the Unanimous Shareholder Agreement.

6.15 Cooperation. Each Indemnified Party and Indemnifying Party shall reasonably cooperate and assist each other in determining the validity of any claim for indemnity by an Indemnified Party and otherwise in resolving such matters. Such assistance and cooperation will include providing reasonable access to information, records and documents relating to such matters and furnishing employees to assist in the investigation, defence and resolution of such matters.

ARTICLE 7

COVENANTS

7.1 Investigation. During the Interim Period, and upon reasonable written notice (which notice may be provided by email only) to the Vendor, the Vendor shall give, or cause to be given, to the Purchaser and its Representatives full access during normal business hours to the Business and the property and assets of the Corporation, including the Books and Records, the Contracts, the Property Documents, the Real Property and the property subject to Premises Leases to conduct such investigations, inspections, surveys or tests thereof and of the financial and legal condition of the Corporation and its predecessor corporations as the Purchaser deems necessary or desirable to familiarize itself with such properties, assets and other matters. Without limiting the generality of the foregoing, the Purchaser shall be permitted complete access during normal business hours, to all documents relating to information scheduled or required to be disclosed under this Agreement and to the Employees. Such investigations, inspections, surveys and tests shall be carried out during normal business hours and without undue interference with the operations of the Corporation and the Business and the Vendor shall co-operate fully in facilitating such investigations, inspections, surveys and tests and shall furnish copies of all such documents and materials relating to such matters as may be reasonably requested by or on behalf of the Purchaser. The Vendor shall cause the Corporation to execute and deliver any authorizations required to permit such investigations, inspections, surveys and tests.

7.2 Transaction Personal Information. The Purchaser shall collect Transaction Personal Information prior to Closing only as necessary for purposes related to the transactions contemplated by this Agreement, including in connection with its investigations of the Business, the Corporation and its property and assets, and shall not disclose Transaction Personal Information to any Person other than to its Representatives who are evaluating and advising on the transactions contemplated by this Agreement. If the Purchaser proceeds with the transactions contemplated by this Agreement, the Purchaser shall not, following the Closing, without the consent of the individuals to whom such Personal Information relates or as permitted or required by Applicable Law, use or disclose Transaction Personal Information for purposes other than those for which such Transaction Personal Information was collected by the Vendor or the Corporation prior to the Closing, and shall give effect to any withdrawal of consent made in accordance with Privacy Law.

The Purchaser shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure, as provided by Privacy Law. The Purchaser shall cause its Representatives to observe the terms of this Section 7.2 and to protect and safeguard Transaction Personal Information in their possession. If the Vendor or the Purchaser terminates this Agreement as provided herein, the Purchaser shall promptly deliver to the Vendor all Transaction Personal Information in its possession or in the possession of any of its Representatives, including all copies, reproductions, summaries or extracts thereof.

7.3 Environmental Investigations. Without limiting the generality of the provisions of Section 7.1, during the Interim Period the Purchaser and its Representatives shall be permitted, during reasonable business hours, with reasonable prior written notice (which notice may be delivered by email only) to the Vendor, access to the Real Property and the property subject to Premises Leases for the purpose of making soil, ground water, environmental or other tests, measurements or surveys in, on or below the Real Property and the property subject to Premises Leases or for the purpose of conducting or causing to be conducted an environmental assessment, provided that such testing or assessment is conducted in accordance with all Environmental Laws and in a manner which does not unduly interfere with the operations of the Business. The Purchaser shall, upon completion of its investigations, tests or surveys, restore or cause to be restored the surface of the Real Property and the property subject to Premises Leases to substantially the same condition as exists on the date hereof, if the transactions contemplated by this Agreement are not completed, to the extent that such investigations, tests or surveys have altered the surface of such property and without limiting the generality of the foregoing, the Purchaser shall ensure that all groundwater monitoring wells installed by or at the request of the Purchaser are abandoned and reclaimed in accordance with all Environmental Laws. Such tests, investigations, surveys and environmental assessment shall be at the Purchaser’s sole expense. The Vendor shall deliver to the Purchaser, within five Business Days after a request therefor, letters of authorization directed to any Governmental Authority having jurisdiction over the Real Property or the property subject to the Premises Leases, authorizing such Governmental Authority to inspect that aspect of the Real Property or the property subject to the Premises Leases under its jurisdiction and to advise the Purchaser of any defects or non-compliance with matters under the jurisdiction of such Governmental Authority.

7.4 Confidentiality.

(1) Information To Be Confidential. Each Recipient shall treat confidentially and not disclose, and shall cause each of its Representatives to treat confidentially and not disclose, other than as expressly contemplated by this Agreement, any Confidential Information of a Discloser.

(2) Use Of Confidential Information. A Recipient may disclose Confidential Information only to those of its Representatives who need to know such Confidential Information for the purpose of implementing the transaction contemplated by this Agreement. No Recipient shall use, nor permit its Representatives to use, Confidential Information for any other purpose nor in any way that is, directly or indirectly, detrimental to the applicable Discloser.

(3) Required Disclosure. If a Recipient or any of its Representatives receives a request or is legally required to disclose all or any part of the Confidential Information of a Discloser, such Recipient shall (a) immediately notify the Discloser of the request or requirement, (b) consult with the Discloser on the advisability of taking legally available steps to resist or narrow the request or lawfully avoid the requirement, and (c) if requested by the Discloser, take all necessary steps to seek a protective order or other appropriate remedy. If a protective order or other remedy is not available, or if the Discloser waives compliance with the provisions of this Section 7.4(3), (i) the Recipient receiving the request for disclosure or its Representatives, as the case may be, may disclose to the Person requiring disclosure only that portion of the Confidential Information which such Recipient is advised by opinion of counsel is legally required to be disclosed, and (ii) such Recipient shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by such Recipient or its Representatives not permitted by this Agreement.

(4) Return or Destruction. Following the termination of this Agreement in accordance with the provisions of this Agreement, each Recipient shall (and shall cause each of its Representatives to) (a) return promptly to the Discloser all physical copies of the Confidential Information of the Discloser, excluding Notes, then in such Recipient’s possession or in the possession of its Representatives, (b) destroy all (i) electronic copies of such Confidential Information, and (ii) Notes (including electronic copies thereof) prepared by such Recipient or any of its Representatives, in a manner that ensures the same may not be retrieved or undeleted by such Recipient or any of its Representatives, and (c) deliver to the Discloser a certificate executed by one of the Recipient’s duly authorized senior officers indicating that the requirements of this Section 7.4(4) have been satisfied in full.

7.5 Risk of Loss. If before the Closing all or any portion of the property or assets of the Corporation are lost, damaged or destroyed or are expropriated or seized by any Governmental Authority or any other Person in accordance with Applicable Law or if notice of any such expropriation or seizure shall have been given in accordance with Applicable Law, the Purchaser, in its sole discretion, shall have the option, exercisable by notice to the Vendor given prior to the Closing Time:

(a)	to terminate this Agreement, as provided in Section 8.1; or

(b)

to complete the transactions contemplated by this Agreement and require the Vendor to reduce the Purchase Price by the pro rata portion (as represented by the percentage of ownership in the Corporation represented by the Shares) of the cost of repair of the property and assets which were damaged or destroyed or, if lost or damaged beyond repair or seized or expropriated, by the pro rata portion (as represented by the percentage of ownership in the Corporation represented by the Shares) of the replacement cost of the property and assets so lost, damaged, expropriated or seized, such reduction in price to be net of all proceeds of insurance or compensation for expropriation or seizure actually received by the Corporation.

7.6 Action During Interim Period.

(1) Operate in Ordinary Course. During the Interim Period, the Vendor shall cause the Corporation to operate the Business in the Ordinary Course of Business in compliance with Applicable Law and the terms and conditions of all Contracts, and in a manner that maintains relations with Employees and the suppliers, customers and landlords of the Corporation in accordance with past custom and practice.

(2) Negative Covenants. During the Interim Period, the Vendor shall ensure that (i) the Corporation does not take any action that if taken prior to the date hereof would have caused the representation and warranty in Section 3.1(39) to be incorrect, and (ii) the Corporation is not and does not become a “Canadian-controlled private corporation” within the meaning of the ITA.

7.7 Exclusive Dealings. During the Interim Period, neither the Vendor nor any of its Representatives or shareholders shall directly or indirectly in any manner:

(a)	entertain, solicit or encourage;

(b)	furnish or cause to be furnished any information to any Persons (other than the Purchaser or its Representatives) in connection with; or

(c)	negotiate or otherwise pursue;

any proposal or discussions for or in connection with any possible sale of any Shares or of the Business, no matter how structured, including without limitation by sale of all or any significant or controlling part of the shares of the Vendor, by sale or license of all or any significant part of the property and assets of the Corporation or of the Vendor, or by any merger or other business combination involving the Vendor or otherwise (each of the foregoing proposals or discussions, whether written or oral, an “Alternative Transaction”). The Vendor shall immediately notify the Purchaser in writing of (i) the receipt during the Interim Period of any proposal for an Alternative Transaction or any requests for any information relating to the Vendor, the Business, the Corporation or for access to the properties, books or records of the Corporation by any Person which has informed the Vendor that such Person is considering making, or has made, a proposal for an Alternative Transaction, and (ii) the terms of any such Alternative Transaction. The Vendor shall be responsible for any breach by its Representatives or shareholders of any of the provisions of this Section 7.7. The Vendor acknowledges that a breach by it, its Representatives, or its shareholders of this Section 7.7 would result in damages to the Purchaser and that the Purchaser may not be adequately compensated for such damages by a monetary award alone. Accordingly, the Vendor agrees that in the event of any such breach, in addition to any other remedies available at Law or otherwise, the Purchaser shall be entitled as a matter of right to apply to a court of competent jurisdiction for relief by way of injunction, restraining order, decree or otherwise as may be appropriate to ensure compliance with this Section 7.7.

7.8 Consents and Approvals. Commencing forthwith after the date hereof the Vendor shall use all commercially reasonable efforts to obtain, at or prior to the Closing Time, all Consents and Regulatory Approvals.

7.9 Notice of Certain Matters and Updates to Information. During the Interim Period, the Vendor shall promptly upon becoming aware, give written notice to the Purchaser of: (a) the occurrence of any event that causes any representation and warranty of the Vendor contained in this Agreement to be untrue or inaccurate, and (b) any failure of the Vendor to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect any remedies available to the Purchaser. The Vendor shall update on or before the 5th Business Day prior to Closing, by amendment or supplement, the Schedules to this Agreement and any other disclosure in writing from the Vendor to the Purchaser as a result of any new or conflicting information coming to the attention of the Vendor. The Purchaser shall not be obligated to accept any such amendment or supplement, and receipt by the Purchaser of any such amendment or supplement, or of any notice from the Vendor pursuant to this Section 7.9, shall not be deemed to be a waiver or release by the Purchaser of any provision of this Agreement.

7.10 Preparation of Tax Returns.

(a)

The Vendor shall cause to be prepared and filed on a timely basis all Tax Returns for the Corporation and JV Subco for (a) any Pre-Closing Tax Period for which Tax Returns have not been filed as of the Closing Date and (b) for any Straddle Period for which Tax Returns are required to be prepared and filed (all Tax Returns referred to in clause (a) and (b) above collectively being referred to herein as the “Stub Period Returns”). The Vendor shall prepare each Stub Period Return on a basis consistent with (i) Applicable Law, (ii) the Closing Date Balance Sheet, and (iii) the past practices and procedures of the Corporation. Notwithstanding the foregoing, in any Stub Period Return, the Corporation and JV Subco, as applicable, shall not deduct any amount in the nature of a reserve or claim any Tax credit that would require it to include in a tax period ending after the Closing Time any amount of income, unless the Tax liability in respect of such income (determined as though such income were the only income or loss of the entity for the tax period and without regard for the availability of any loss carryforwards or carrybacks) is taken into account in computing the Closing Date Working Capital. The Purchaser may require the Corporation and JV Subco to make an election pursuant to subsection 256(9) of the ITA in respect of the taxation year of the Corporation and JV Subco ending on the acquisition of control of it by the Purchaser. The Vendor shall provide to the Purchaser for its review a draft of each Stub Period Return no later than 30 days in the case of an income Tax Return, and 10 days in the case of any other Tax Return, prior to the due date for filing such Tax Return with the appropriate Governmental Authorities. The Purchaser shall notify the Vendor in writing within 15 days in the case of an income Tax Return, and 5 days in the case of any other Tax Return, after delivery of a Stub Period Return if it has any reasonable comments with respect to items set forth in such Stub Period Return. The Vendor shall consider all such comments.

(b)

(i)

Notwithstanding any other provision of this Agreement, the Corporation (or its successor, if any) shall pay any income Taxes due by the Corporation in respect of the Corporation’s Pre-Closing Tax Periods.

(ii)

Other than Taxes which were specifically taken into account in computing the Closing Date Working Capital, the Vendor shall pay (a) all Taxes due with respect to all Tax Returns for the Corporation and JV Subco for any Pre-Closing Tax Period of the Corporation and JV Subco and (b) with respect to all Tax Returns for the Corporation and JV Subco for any Straddle Period of the Corporation, Taxes allocable to the portion of the Straddle Period ending immediately prior to the Closing Date (as determined under Section 7.10(c)).

(c)	In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending immediately prior to the Closing Date shall be:

(i)

in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period prior to the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii)

in the case of Taxes not described in (a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of such Taxes determined as if such tax period ended immediately prior to the Closing Date.

7.11 Cooperation Respecting Tax Matters. Each Party shall provide reasonable cooperation to the other Party and their counsel in respect of Tax matters arising under this Agreement (“Tax Matters”), including:

(a)	providing prompt notice to the other Party in writing of any pending or threatened Tax audits or assessments of the Corporation;

(b)

providing the other Party and its counsel with draft copies of all filings, motions, applications, correspondence and other documents the Party defending the claim intends to file with or deliver to any Governmental Authority in connection with a Tax Matter at least 10 Business Days prior to the date on which such documents are filed or delivered and considering the comments of the other Party and its counsel regarding such filings, motions, applications, correspondence and other documents;

(c)

promptly notifying the other Party of any communication the Party defending a Tax Matter receives from any Governmental Authority regarding such Tax Matter and providing the other Party with copies of all correspondence, filings or communications between such Party defending the claim, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, in each case to the extent relating to any such Tax Matter; provided that the Purchaser shall in all cases have the right to attend any meetings or participate in other discussions (or have Purchaser’s counsel attend or participate) with the staff of any Governmental Authority or such Governmental Authority’s counsel;

(d)

keeping the other Party and its counsel advised on a prompt and ongoing basis of the status of such Tax Matter and any material changes or developments with respect thereto and promptly and fully responding to all requests for information, questions and comments of the other Party and its counsel from time to time;

(e)

making available to each other in a prompt fashion such Data, documents and other information as may reasonably be required for the preparation and filing of all Stub Period Returns, or for the conduct of any Tax Matter, and preserving all such Data, documents and information until the expiry of the limitation period under Applicable Law with respect to the taxation years or periods covered by such Stub Period Returns, or until a Final Determination has been made in respect of such Tax Matter, as the case may be; and

(f)

promptly signing and delivering such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) Taxes, or an exemption from (or an extension in respect of) an obligation to file Tax Returns.

7.12 Tax Elections.

(a)

The Vendor and the Purchaser agree that they shall jointly elect pursuant to subsection 85(1) of the ITA, in prescribed form, and file such form within the time permitted by the ITA in relation to the purchase and sale contemplated in Section 2.1 of this Agreement. For the purpose of any such election under subsection 85(1) of the ITA, the agreed amount will be the Vendor’s adjusted cost base (within the meaning of the ITA) in respect of the Shares (the “Vendor’s ACB”), subject to the limitations in the ITA. Accordingly, if at any time after filing a T2057 election form it is determined by a tribunal or a court of competent jurisdiction, governmental revenue authority, agreement between the parties, or otherwise, that the agreed amount set out in a filed T2057 election form in respect of the Shares is other than the Vendor’s ACB, the Vendor and the Purchaser shall re-file the T2057 election form so that the agreed amount in respect of the Shares is the Vendor’s ACB, subject to the limitations in the ITA.

(b)

If it is determined that the Corporation made an “excessive eligible dividend designation”, as defined in subsection 89(1) of the ITA, on or before the Closing Date, the Vendor hereby consents to (or shall cause the recipient of the relevant dividend to consent to) the making of an election under subsection 185.1(2) of the ITA in respect of the full amount thereof, and such election shall be made by the Corporation in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the ITA.

(c)

If it is determined that the Corporation has made an election under subsection 83(2) of the ITA in respect of the full amount of any dividend payable by it on shares of any class of its capital stock on or before the Closing Date and the full amount of such dividend exceeded the amount of its “capital dividend account”, as defined in the ITA, immediately before the dividend became payable, the Vendor hereby consents to (or shall cause the recipient of the relevant dividend to consent to) the making of an election under subsection 184(3) of the ITA in respect of such dividend.

(d)

The Vendor and the Purchaser intend that the conditions set out in subsection 56.4(7) of the ITA have been met such that subsection 56.4(5) of the ITA applies to any “restrictive covenants” (as defined in subsection 56.4(1) of the ITA) granted by the Vendor pursuant to the Non-Competition Agreement (in this Section 7.12(d), the “Non-Competition Covenants”). For greater certainty: (i) for the purposes of paragraph 56.4(7)(d) of the ITA, no proceeds will be attributable, allocable, received or receivable by the Vendor for granting the Non-Competition Covenants other than $1.00; (ii) the Non-Competition Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Shares; and (iii) the Purchaser would not purchase the Shares without having the benefit of the Non-Competition Covenants. The Purchaser will, within five Business Days of a written request from the Vendor to do so, make jointly with the Vendor one or more elections pursuant to or in respect of subsection 56.4(7) of the ITA, provided that such elections apply, in the required manner and using a form prescribed for such purposes (if applicable) and otherwise reasonably acceptable to their respective counsels, as will cause subsection 56.4(5) of the ITA to apply to the Non-Competition Covenants granted by the Vendor. Other than $1.00, such election will reflect that the Parties have allocated no consideration to the restrictive covenant.

(e)

The Vendor and Purchaser will file or cause to be filed all required elections expressly contemplated in the Reorganization as described in Exhibit A and for greater certainty, including Section 85 (1) of the ITA elections in connection with the purchase of the Shares by the Purchaser and in connection with the transfer of the Business by the Vendor to the Corporation, and a GST 44 election pursuant to Section 167 of the Excise Tax Act (Canada).

7.13 Employee Bonus and Accrued Vacation Pay. Prior to the Closing Date the Vendor shall, or shall cause its applicable Affiliate(s) to, pay to all Employees and any other Persons who receive remuneration for services provided to the Business during the pre-Closing period all amounts owing to such Persons on account of accrued vacation pay and accrued bonuses earned up to, and including, the Closing whether or not such amounts would have been payable in the Ordinary Course of Business at such time.

7.14 Purchaser Holdco Option. Purchaser Holdco has the right to designate Purchaser Subco as the Purchaser under this Agreement by providing a notice hereunder to each of Purchaser Subco and the Vendor. Upon delivery of such notice to Purchaser Subco and the Vendor at or before the Closing Time, Purchaser Subco shall be bound by the Purchaser’s obligations and entitled to exercise the Purchaser’s rights under this Agreement.

7.15 Letter of Undertaking. The Vendor agrees to fully reimburse JV Subco, and its Affiliates, or pay, and be responsible for, all costs and expenses incurred by JV Subco, and its Affiliates, as applicable, in connection with performing, completing and satisfying the undertakings set forth in the Letter of Undertaking

7.16 Parks Canada Submission. As soon as practicable, but in any event no later than 4:00 p.m. (Mountain Time) on May 29, 2019, the Vendor shall, have prepared and, submitted to the Parks Canada Agency all material documents, instruments and materials which, in the Vendor’s reasonable opinion, are necessary or desirable to submit to the Parks Canada Agency in connection with seeking the Parks Canada Agency consent to the transactions contemplated by this Agreement and the Reorganization; provided always that (a) the Vendor will not be liable to any other Party for any delay or failure to perform this obligation due (i) to acts of any Governmental Authority (including but not limited to the Parks Canada Agency), or (ii) circumstances which are beyond the reasonable control of the Vendor, and (b) nothing in this Section 7.16 is intended to, or should in any way be interpreted as, affecting, excusing, or in any way diminishing, the Vendor’s obligations under Section 7.8 of this Agreement.

7.17 Purchaser Cooperation. The Purchaser shall provide to the Vendor such cooperation and assistance as may be reasonably necessary or desirable, in the Purchaser’s reasonable opinion, in order for the Vendor to fully comply with its obligations in Section 7.17. In particular, the Purchaser shall have prepared and submitted to the Parks Canada Agency, with Vendor’s reasonable cooperation and assistance, the Letter of Undertaking.

7.18 Co-Operation Regarding Letter of Undertaking. The Vendor and the Purchaser hereby acknowledge that the preparation and submission of the Letter of Undertaking to the Parks Canada Agency is their joint responsibility. Each of the Vendor and the Purchaser shall provide the other such Party with reasonable cooperation and assistance in the preparation and submission of the Letter of Undertaking to the Parks Canada Agency.

ARTICLE 8

TERMINATION

8.1 Grounds for Termination.

This Agreement may be terminated on or prior to the Closing Date:

(a)	by the mutual written agreement of the Vendor and the Purchaser;

(b)	by written notice from the Purchaser to the Vendor as permitted in Section 5.2 or 7.5; or

(c)	by written notice from the Vendor to the Purchaser as permitted in Section 5.4.

8.2 Effect of Termination. If this Agreement is terminated:

(a)

by the Vendor or by the Purchaser under Section 8.1, subject to Section 8.2(b), all further obligations of the Parties under this Agreement shall terminate, except for the obligations under Sections 7.2, 7.4, 9.1 and 9.2., which shall survive such termination; or

(b)

by a Party under Section 8.1(b) or 8.1(c) and the right to terminate arose because of a breach of this Agreement by the other Party (including a breach by the other Party resulting in a condition in favour of the terminating Party failing to be satisfied), then, the other Party shall remain fully liable for any and all Damages sustained or incurred by the terminating Party directly or indirectly as a result thereof.

ARTICLE 9

GENERAL

9.1 Expenses. Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers).

9.2 Public Announcements. Except to the extent otherwise required by Applicable Law or with the prior consent of the other Party, neither Party shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement.

9.3 Notices.

(1) Mode of Giving Notice. Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by fax, e-mail (return receipt requested) or other similar means of electronic communication, in each case to the applicable address set out below:

(a)	if to the Vendor, to:

Jas-Day Investments Ltd.

c/o John Day Developments

2300 Enbridge Centre

10175 – 101 Street NW

Edmonton, Alberta, T5J 0H3

Attention: John Day, President and Managing Director

E-mail address: john@johndaydevelopments.ca

and to:

Lobstick Lodge, 9 4

Geikie St,

Jasper, Alberta, T0E 1E0

Attention: Frankie Kim, Chief Financial Officer

E-mail address: Frankie.Kim@mpljasper.com

with a copy (which shall not constitute notice) to:

Bennett Jones LLP

3200 TELUS House, South Tower

10020 – 100th Street

Edmonton, Alberta T5J 0N3

Canada

Attention: Enzo J. Barichello, Q.C.

E-mail address: barichelloe@bennettjones.com

(b)	if to the Purchaser, to:

2192449 Alberta Ltd.

1401 17th Street, Suite 400

Denver, Colorado 80202

U.S.A

Attn: David Barry

E-mail address: dbarry@pursuitcollection.com

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

199 Bay Street

Suite 4000, Commerce Court West

Toronto, Ontario M5L 1A9

Canada

Attention: Michael D. Stevenson

E-mail address: michael.stevenson@blakes.com

(2) Deemed Delivery of Notice. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing, e-mailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed, e-mailed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3) Change of Address. Any Party may from time to time change its address under this Section 9.3 by notice to the other Party given in the manner provided by this Section 9.3.

9.4 Time of Essence. Time shall be of the essence of this Agreement in all respects.

9.5 Further Assurances. Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the other Party may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

9.6 Entire Agreement. This Agreement together with the Unanimous Shareholders’ Agreement, the Non-Competition Agreement and the Management Services Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, (including the letter of intent between the Parties dated November 29, 2018). There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement, the Unanimous Shareholders’ Agreement, the Non-Competition Agreement or the Management Services Agreement.

9.7 Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

9.8 Waiver. A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver, and then only in the specific instance and for the specific purpose for which it has been given. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

9.9 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.10 Remedies Cumulative. The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.

9.11 Attornment. Each Party agrees (a) that any Legal Proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Alberta, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Alberta court; (b) that it irrevocably waives any right to, and shall not, oppose any such Legal Proceeding in the Province of Alberta on any jurisdictional basis, including forum non conveniens; and (c) not to oppose the enforcement against it in any other jurisdiction of any Order duly obtained from an Alberta court as contemplated by this Section 9.11. Each of the Parties irrevocably appoints the following Persons as its agent to receive on its behalf service of summons and any other legal process which may be served in any Legal Proceeding:

For the Purchaser:

Blake, Cassels & Graydon LLP

855 – 2nd Street SW

Suite 3500, Bankers Hall East Tower

Calgary, Alberta T2P 4J8

Canada

Attention: Michael D. Stevenson

E-mail address: michael.stevenson@blakes.com

with a copy to:

2192449 Alberta Ltd.

1401 17th Street, Suite 400

Denver, Colorado 80202

U.S.A

Attention: David Barry

E-mail address: dbarry@pursuitcollection.com

For the Vendor:

Bennett Jones LLP

3200 TELUS House, South Tower

10020 – 100th Street

Edmonton, Alberta T5J 0N3

Canada

Attention: Enzo J. Barichello, Q.C.

E-mail address: barichelloe@bennettjones.com

with a copy to:

Jas-Day Investments Ltd.

c/o John Day Developments

2300 Enbridge Centre

10175 – 101 Street NW

Edmonton, Alberta, T5J 0H3

Attention: John Day, President and Managing Director

E-mail address: john@johndaydevelopments.ca

and to:

Lobstick Lodge, 9

4 Geikie St,

Jasper, Alberta, T0E 1E0

Attention: Frankie Kim, Chief Financial Officer

E-mail address: Frankie.Kim@mpljasper.com

Such service may be made by mailing or delivering a copy of such process to the applicable party in care of its agent at the address given in this Section 9.11 and each of the Parties hereby irrevocably authorizes and directs the respective agents to accept such service on their behalf. If and to the extent that such service and any summons or other legal process cannot for any reason be effected upon the applicable agent as in this Agreement provided, each of the Parties further irrevocably consents to the service of any and all legal process in any such Legal Proceeding by the mailing of copies of such process in the manner specified in Section 9.3. Nothing in this Section 9.11 shall affect the rights of the Parties to serve legal process in any other manner permitted by Applicable Law.

9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta and the Laws of Canada applicable in such Province and this Agreement shall be treated, in all respects, as an Alberta contract.

9.13 Successors and Assigns; Assignment. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, the Purchaser may assign or transfer all or any part of its rights and obligations under this Agreement to an Affiliate of the Purchaser without written consent, provided that no such assignment or transfer shall relieve the Purchaser of its obligations under this Agreement.

9.14 Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties, and except as specifically provided for in Section 6.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile, e-mail in pdf format or by other electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

JAS-DAY INVESTMENTS LTD.

By:	/s/ John R. Day

Name:	John R. Day

Title:	President and Managing Director

BREWSTER TRAVEL CANADA INC.

By:	/s/ David Barry

Name:	David Barry

Title:	Director

2192449 ALBERTA LTD.

By:	/s/ David Barry

Name:	David Barry

Title:	Authorized Signatory